UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  May 16, 2005 (May 13, 2005)

Rexahn Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-50590 (Commission File Number)	11-3516358 (I.R.S. Employer Identification No.)

9620 Medical Center Drive
Rockville, Maryland  20850
(Address of principal executive offices) (Zip code)

(240) 268-5300
(Registrant’s telephone number, including area code)

Corporate Road Show.Com Inc.
80 Orville Drive, Suite 100
Bohemia, New York 11716
(Former name or former address, if changed since last report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

             This Current Report contains statements (including certain projections and business trends) accompanied by such phrases as “believe”, “estimate”, “expect”, “anticipate”, “will”, “intend” and other similar expressions, that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the following:

o	our lack of profitability, our auditor's going concern qualification and the need for additional capital to operate our business;

o	our ability to obtain the necessary U.S. and worldwide regulatory approvals for our drug candidates;

o	successful and timely completion of clinical trials for our drug candidates;

o	demand for and market acceptance of our drug candidates;

o	the availability of qualified third-party researchers and manufacturers for our drug development programs;

o	our ability to develop and obtain protection of our intellectual property; and

o	other risks and uncertainties, including those set forth herein under the caption “Risk Factors” and those detailed from time to time in our filings with the Securities and Exchange Commission.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. The safe harbors for forward-looking statements provided by the Private Securities Litigation Reform Act are unavailable to issuers of “penny stock”. Our shares may be considered a penny stock and, as a result, the safe harbors may not be available to us.

Item 1.01.  Entry into a Material Definitive Agreement.

             In connection with the transactions contemplated by the Merger Agreement described in Item 2.01 of this Current Report on Form 8-K below, the Company entered into a Settlement Agreement (the “Settlement Agreement”) with Frank Ferraro, formerly the sole director and officer of the Company, pursuant to which (i) Mr. Ferraro’s employment agreement with the Company was terminated, (ii) the Company transferred substantially all the assets and related liabilities of the Company’s former business operations to Mr. Ferraro in consideration for the cancellation of outstanding indebtedness owed by the Company to Mr. Ferraro and, (iii) following the consummation of the Merger described in Item 2.01 of this Current Report on Form 8-K below, the Company issued 500,000 shares of Rexahn Pharmaceuticals common stock to Mr. Ferraro.

Item 1.02.  Termination of a Material Definitive Agreement.

             Pursuant to the Settlement Agreement described under Item 1.01 of this Current Report on Form 8-K above, Mr. Ferraro’s employment agreement dated January 1, 2003 was terminated and all obligations owed to Mr. Ferraro under the employment agreement were cancelled.

Item 2.01.  Completion of Acquisition or Disposition of Assets.

             Pursuant to an Agreement and Plan of Merger dated as of January 20, 2005 (the “Merger Agreement”) by and among Corporate Road Show.Com Inc. (“CPRD”), CRS Merger Sub, a Delaware corporation and wholly owned subsidiary of CPRD (“Merger Sub”), CRS Delaware, a Delaware corporation and a wholly owned subsidiary of CPRD (“CRS Delaware”), and Rexahn, Corp, a Maryland corporation (“Rexahn”), and immediately after giving effect to a 1-for-100 reverse stock split and the reincorporation of CPRD as a Delaware corporation under the name “Rexahn Pharmaceuticals, Inc.” (“Rexahn Pharmaceuticals”), Merger Sub merged with and into Rexahn, with Rexahn surviving as a wholly owned operating subsidiary of Rexahn Pharmaceuticals (the “Merger”). The Merger was effective as of May 13, 2005, upon the filing of Articles of Merger with the Maryland State Department of Taxation and Assessments and a Certificate of Merger with the Delaware Secretary of State. A copy of the press release dated May 16, 2005 announcing the completion of the Merger is attached to this Current Report on Form 8-K as Exhibit 99.1 and incorporated herein by reference. Any references to “we”, “us”, “our” or the “Company” shall mean Rexahn Pharmaceuticals and its wholly owned operating subsidiary, Rexahn.

             Immediately prior to the effective time of the Merger, Rexahn had outstanding 7,628,166 shares of its common stock. In the Merger, each share of Rexahn common stock was automatically converted into five shares of our common stock. Rexahn also had outstanding options to purchase an aggregate of 1,174,500 shares of Rexahn common stock at the time of the Merger which, as a result of the Merger, now represent the right to purchase an aggregate of approximately 5,872,500 shares of Rexahn Pharmaceuticals common stock. After giving effect to the Merger, we have approximately 41,538,630 shares of Rexahn Pharmaceuticals common stock outstanding. Accordingly, the former Rexahn stockholders together hold approximately 91.8% of our outstanding common stock.

             In accordance with the Merger Agreement, our board of directors was reconstituted in connection with the Merger. Specifically, prior to the Merger, the CPRD’s board of directors consisted of Mr. Frank Ferraro. In connection with the Merger, (i) CPRD’s board of directors was increased to seven members, (ii) Dr. Chang H. Ahn, Young-Soon Park, Suk Hyung Kwon, Jang Han Rhee, John Holaday, David McIntosh and Inok Ahn were appointed as directors, effective as of the closing of the Merger, and (iii) the following individuals were appointed as officers of the Company: Dr. Chang H. Ahn, Chairman of the Board and Chief Executive Officer; Tae Heum Jeong, Chief Financial Officer and Secretary; Dr. George F. Steinfels, Chief Business Officer and Senior Vice President, Clinical Development; and Inok Ahn, Treasurer, each of whom was an existing officer of Rexahn, effective as of the closing of the Merger. Mr. Ferraro resigned as a director and an officer of the Company, effective as of the closing of the Merger. More complete biographical information concerning each of the Company’s new officers and directors is set forth in Item 5.02 of this Current Report on Form 8-K under the heading “Management.”

Item 3.02.  Unregistered Sales of Equity Securities.

             In connection with the Merger described under Item 2.01 of this Current Report on Form 8-K, we issued an aggregate of 38,140,830 shares of Rexahn Pharmaceuticals common stock to the former shareholders of Rexahn. Rexahn Pharmaceuticals common stock issued in the Merger was exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(2) of the Securities Act, Regulation D under the Securities Act and/or Regulation S under the Securities Act. These shares of Rexahn Pharmaceuticals common stock are deemed “restricted securities” and bear an appropriate restrictive legend indicating that the resale of such shares may be made only pursuant to registration under the Securities Act or pursuant to an available exemption from such registration. We did not receive any cash proceeds from the issuance of these securities.

             Following the Merger, we issued 500,000 “restricted” shares of Rexahn Pharmaceuticals common stock to Frank Ferraro, the CPRD’s sole director and officer, pursuant to the Settlement Agreement described under Item 1.01 of this Current Report on Form 8-K. The issuance of shares of common stock to Mr. Ferraro by us did not involve any public offering and was exempt from the registration requirements under the Securities Act pursuant to Section 4(2) thereof. We did not receive any cash proceeds from the issuance of these securities.

Item 5.01.  Changes in Control of Registrant.

MERGER TRANSACTION WITH REXAHN, CORP

             The information set forth under Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.02.  Departure of Directors or Principal Executive Officers; Election of Directors; Appointment of Principal Officers.

             As described in Item 2.01 of this Current Report, effective as of the time of the Merger, the Company’s board of directors was reconstituted, Mr. Frank Ferraro resigned as a director and officer of the Company and new officers were appointed. For a description of the Settlement

Agreement in connection with Mr. Ferraro’s departure from the Company, please see Item 1.01 of this Current Report on Form 8-K.

             The following table sets forth the names, ages and positions of our directors and executive officers:

Name	Age	Position
Chang H. Ahn, Ph.D.	53	Chairman of the Board and Chief Executive Officer
Young-Soon Park, Ph.D.	58	Director
Suk Hyung Kwon	50	Director
Jang Han Rhee	52	Director
John Holaday, Ph.D.	59	Director
David McIntosh, J.D.	46	Director
Inok Ahn	52	Treasurer and Director
Tae Heum Jeong	34	Chief Financial Officer and Secretary
George F. Steinfels, Ph.D.	50	Chief Business Officer and Senior Vice President, Clinical Development

             Chang H. Ahn.  Dr. Ahn has served as Chairman of the Board and Chief Executive Officer since May 2005. Dr. Ahn served as Chairman and Chief Executive Officer of Rexahn from its incorporation in March 2001 to May 2005. From 1988 to 2001, Dr. Ahn held dual positions as both Expert Regulatory Pharmacologist and Lab Head at the FDA’s Center for Drug Evaluation and Research. Prior to joining the FDA in 1988, Dr. Ahn carried out cancer research at the National Cancer Institute, as well as at Emory University’s School of Medicine. In 2003 and 2004, Dr. Ahn organized and chaired the U.S.-Korea Bio Business and Partnership Forum, for which Maryland State and Montgomery County are partners. He also served as president of the Society of Biomedical Research from 2000 to 2003. Dr. Ahn holds a Ph.D. in pharmacology from Ohio State University. He also holds two B.S. degrees in pharmacy from Creighton University and Seoul National University.

             Young-Soon Park.  Dr. Park has served as a director since May 2005. Dr. Park served as a director of Rexahn from March 2001 to May 2005. She is the founder of Onnuri Health Group and has served as its Chairman of the Board of Directors since 1992. She is also the Chairman of the Board of Directors of O.N. Phyto Research. She had served as the Chairman of Rexgene Biotech until 2003. Dr. Park received a B.A. in pharmacy from Pusan University and a Ph.D. in pharmacy from Wonkwang University.

             Suk Hyung Kwon.  Mr. Kwon has served as a director since May 2005. Mr. Kwon served as a director of Rexahn from March 2001 to May 2005. Since 1998, Mr. Kwon has been the Chief Executive Officer and President of Rexgene Biotech Co., Ltd. in Korea. Previous to

that, from 1992 to 1998 he was Executive Officer, R&D/Manufacturing for Korea Pharma Co., Ltd. From 1988 to 1992 Mr. Kwon was Manager, R&D at Sam Ah Pharmaceutical Co., Ltd. Prior to that he was Assistant Manager, R&D at Chong Kun Dang Pharmaceutical Corp. Mr. Kwon received his B.S. and M.S. in Pharmacy from Chung Ang University in Korea.

             Jang Han Rhee.  Mr. Rhee has served as a director since May 2005. Mr. Rhee served as a director of Rexahn from April 2002 to May 2005. Since 1994 Mr. Rhee has served as Chairman and Representative Director of Chong Kun Dang Pharmaceutical Corp. He also serves as Chairman of the Korea Pharmaceutical Manufacturers Association, Chairman of the Bioindustry Association of Korea and Vice Chairman of the Korea Employers Federation. Mr. Rhee currently serves as a Director of several other companies in Korea. Mr. Rhee received his B.A. from Hanyang University and M.A. from the University of Missouri-Columbia, School of Journalism.

             John Holaday.  Dr. Holaday has served as a director since May 2005. Dr. Holaday served as a director of Rexahn from March 2004 to May 2005. He is the Chairman and co-founder of HarVest Bank of Maryland, a local commercial bank serving the technology community in Montgomery County, Maryland formed in 2004. From August 2003 to March 2004, Dr. Holaday was a consultant to Rexahn. He was the founder of EntreMed Inc. and the Chairman of the Board of Directors of EntreMed from 1995 until his retirement in January 2003 and the Chief Executive Officer of EntreMed Inc. from 1995 to 2002. From 1989 to 1992, he was a co-founder of Medicis Pharmaceutical Corp., where he served as Vice President for Research and Development and Member of the Board of Directors. Dr. Holaday also served as Chairman of MaxCyte, Inc., a subsidiary of EntreMed. In addition, he is on the Board of Directors of CytImmune Sciences and LabBook, which are privately held biotechnology companies. Dr. Holaday was elected as the Chairman of the Maryland Bioscience Alliance in April of 2000, and is a member of the American Society for Pharmacology and Experimental Therapeutics, the Society for Critical Care Medicine (Fellow, 1989) and Sigma Xi.

             David McIntosh.  Mr. McIntosh has served as a director since May 2005. Mr. McIntosh served as a director of Rexahn from March 2004 to May 2005. He has been a partner at Mayer, Brown, Rowe & Maw LLP (law firm) since 2001. Mr. McIntosh was a member of the United States House of Representatives, representing the 2nd District of Indiana from 1995 to 2001. From 1993 to 1994, he was a director of the Hudson Institute Competitiveness Center. He served on President Bush’s Council on Competitiveness as Executive Director from 1989 to 1993. He also served as the Special Assistant to President Reagan for Domestic Affairs from 1987 to 1989 and was the Special Assistant to the Attorney General of the United States from 1986 to 1987. Mr. McIntosh received a B.A. from Yale College and a J.D. from the University of Chicago Law School.

             Inok Ahn.  Ms. Ahn has served as a director and Treasurer since May 2005. Mrs. Ahn served as Treasurer and a director of Rexahn from March 2001 to May 2005. From 1986 to 2001 she was on the Clinical Research Nursing staff of the National Institutes of Health. Ms. Ahn served as a clinical nurse in Emory University Medical Center and Ohio State University Hospital from 1981 to 1986. Ms. Ahn received a B.S.N. from Seoul National University. Dr. Ahn and Ms. Ahn are husband and wife.

             Tae Heum Jeong.  Mr. Jeong has served as Chief Financial Officer and Secretary since May 2005. Mr. Jeong served as Chief Financial Officer of Rexahn from December 2002 to May 2005. From 1997 to November 2002, Mr. Jeong served as a senior investment manager at Hyundai Venture Investment Corporation, a venture capital firm where he managed the biotech investment team. He was also a committee member of the Industrial Development Fund of Korea’s Ministry of Commerce, Industry and Energy from 2000 to 2002. Mr. Jeong holds a B.S. in chemistry and an M.S. specializing in bio-medicinal chemistry, from Pohang University of Science and Technology (POSTECH).

             George F. Steinfels.  Dr. Steinfels has served as Chief Business Officer and Senior Vice President, Clinical Development since May 2005. Dr. Steinfels served as Chief Business Officer and Senior Vice President, Clinical Development of Rexahn from June 2004 to May 2005. From 2000 to June 2004, Dr. Steinfels served as President of Genomic Strategies, a medical technology consulting firm that provided client solutions in the areas of regulatory, clinical development, and product launch and marketing. From 2001 to 2002, Dr. Steinfels was Chief Science Officer and General Manager of QNOME at QED Solutions. From 1996 to 1999, he was Chief Operating Officer for the Pharmacogenomic Business Unit of Quintiles, Inc. From 1994 to 1996, Dr. Steinfels was Vice President at The Lewin Group (which was acquired by Quintiles) where he started Lewin’s Strategic Marketing Practice. Dr. Steinfels began his career in pharmaceuticals at E.I. DuPont and later Dupont/Merck where he was Research Manager in Central Nervous System Research. Dr. Steinfels received a B.A. in Biology from The Johns Hopkins University, an M.S. and a Ph.D. in pharmacology from the University of Maryland, and an M.B.A. from The Wharton School of the University of Pennsylvania.

Board Composition

             Our board of directors is currently composed of seven members, of whom Mr. McIntosh and Mr. Rhee have been determined by the board to be “independent directors”, as defined by the rules of the Nasdaq Stock Market, Inc.

Board Committees

             Our board of directors has the authority to appoint committees to perform certain management and administration functions. Currently, we only have one board committee, the stock option committee, and do not have an independent audit committee, compensation committee or nominating committee and do not have an audit committee financial expert; the stock option committee is responsible for administering our stock option plan. See “Management — Stock Option Plan”. Effective as of the Merger, Dr. Ahn, the sole member of the stock option committee, resigned from the stock option committee. Until a new stock option committee is appointed, our board of directors will administer our stock option plan. Our board of directors also currently intends to appoint other members to the stock option committee and appoint other committees in the near future.

Compensation of Directors

             After consummation of the Merger, we have adopted Rexahn’s non-employee director compensation policy which pays no cash compensation, but which provides for the grant of options to purchase 75,000 shares of our common stock for each calendar year of service on the board of directors.

Executive Compensation

             The following table sets forth the annual and long-term compensation, from all sources, of the Chief Executive Officer of the Company and the other executive officers of the Company for services rendered in all capacities to Rexahn for the fiscal years ended December 31, 2004, 2003 and 2002, except as noted below. The compensation described in this table does not include medical, group life insurance or other benefits which are available generally to all of our salaried employees.

Summary Compensation Table
Name and Principal Position(s)	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Securities Underlying Options (Shares) (1)	All Other Compensation ($)

Chang H. Ahn	2004	$350,000	$—	$—	—	$—
Chairman of the Board and	2003	338,461	—	—	—	—
Chief Executive Officer	2002	261,923	50,000	—	—	—

Tae Heum Jeong (2)	2004	97,432	—	—	—	—
Chief Financial Officer	2003	61,538	—	—	250,000	—

George F. Steinfels (3)	2004	80,182	—	—	250,000	—
Chief Business Officer and Senior Vice President, Clinical Development

(1)       Option information reflects options to purchase shares of Rexahn common stock which were adjusted in the Merger to become options to purchase Rexahn Pharmaceuticals common stock, and gives effect to the Merger exchange ratio of five shares of Rexahn Pharmaceuticals common stock for each share of Rexahn common stock.

(2)        Mr. Jeong joined Rexahn in December 2002; therefore, compensation information for Mr. Jeong is provided only for fiscal 2003 and 2004.

(3)        Mr. Steinfels joined Rexahn in June 2004; therefore, compensation information for Mr. Steinfels is provided only for fiscal 2004.

Option Grants in Last Fiscal Year

             Shown below is further information on grants to the named executive officers of options to purchase our common stock pursuant to our stock option plan during the fiscal year ended December 31, 2004, which are reflected in the Summary Compensation Table above, and give effect to the Merger exchange ratio of five shares of Rexahn Pharmaceuticals common stock for each share of Rexahn common stock.

	Number of Securities Underlying Options Granted (Shares)	Percentage of Total Options Granted to Rexahn Employees in Fiscal 2004	Exercise Price (per share)	Expiration Date

Chang H. Ahn (1)	—	—	—	—

Tae T.H. Jeong (1)	—	—	—	—

George F. Steinfels (1)	250,000	62.5%	$0.24	9/15/2014

(1)	On January 20, 2005, Dr. Ahn, Mr. Jeong and Dr. Steinfels received grants of options to purchase 200,000, 100,000 and 100,000 shares of Rexahn common stock, respectively, at an exercise price of $1.20 per share, which after giving effect to the adjustments in the Merger became options to purchase 1,000,000, 500,000 and 500,000 shares of Rexahn Pharmaceuticals common stock, respectively, at an exercise price of $0.24. These options will vest 30%, 30% and 40% on the first, second and third anniversaries, respectively, of the date of grant.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

             Shown below is information with respect to (i) exercises by the named executive officers during fiscal year 2004 of options to purchase Rexahn common stock granted under the Rexahn stock option plan and (ii) the unexercised options to purchase Rexahn Pharmaceuticals common stock derived from options to purchase Rexahn common stock granted to the named executive officers in fiscal year 2004 and prior years and held by them at December 31, 2004, after giving effect to the Merger exchange ratio of five shares of Rexahn Pharmaceuticals common stock for each share of Rexahn common stock.

			Number of Unexercised Options Held at December 31, 2004(1)		Value of Unexercised In-the-Money Options at December 31, 2004(2)
Name	Shares Acquired on Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Chang H. Ahn (3)	—	—	—	—	—	—

Tae T.H. Jeong (3)	—	—	150,000	100,000	$97,800	$ 65,200

George F. Steinfels (3)	—	—	—	250,000	—	$163,000

(1)	Option information reflects options to purchase shares of Rexahn common stock outstanding as of December 31, 2004 which were adjusted in the Merger to become options to purchase Rexahn Pharmaceuticals common stock, and gives effect to the Merger exchange ratio of five shares of Rexahn Pharmaceuticals common stock for each share of Rexahn common stock.

(2)	The fair value for these options was estimated at the dates of grant using the Black-Scholes pricing model. The fair value of the options granted to employees under this method was $3.26 per Rexahn option. The assumptions are evaluated annually and revised as necessary to reflect market conditions and additional experience. The following assumptions were used for Rexahn options granted in 2003 and 2004: zero dividend yield, 1% volatility, risk-free interest rates of 4.79%, and expected lives of ten years. In the Merger, each Rexahn option was adjusted to become five Rexahn Pharmaceuticals options and the fair value of the Rexahn Pharmaceuticals options was adjusted to $0.652 per option.

(3)	On January 20, 2005, Dr. Ahn, Mr. Jeong and Dr. Steinfels received grants of options to purchase 200,000, 100,000 and 100,000 shares of Rexahn common stock, respectively, at an exercise price of $1.20 per share, which after giving effect to the adjustments in the Merger became options to purchase 1,000,000, 500,000 and 500,000 shares of Rexahn Pharmaceuticals common stock, respectively, at an exercise price of $0.24. These options will vest 30%, 30% and 40% on the first, second and third anniversaries, respectively, of the date of grant.

Stock Option Plan

             In July 2003 Rexahn’s board of directors adopted, and in August 2003 Rexahn’s stockholders approved, the Rexahn stock option plan. In connection with the Merger, the Company assumed the plan and converted all outstanding options to purchase Rexahn common stock into options to purchase Rexahn Pharmaceuticals common stock. The number of shares subject to the converted options was multiplied by 5 and the exercise price per share was divided by 5.

             The plan permits grants to be made from time to time as non-qualified stock options or incentive stock options.

             Administration.   Prior to the Merger, Rexahn’s stock option committee, whose sole member was Dr. Ahn, administered the stock option plan. Following the Merger, Dr. Ahn resigned from the committee and the plan is now administered by the Company’s board of directors. In order to meet the requirements of the rules under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), all future grants under the plan will be made by a stock option committee whose members are “non-employee directors” as defined for purposes of Section 16 of the Exchange Act and outside directors within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

             Participation.   The persons to whom grants are made under the plan will be selected from time to time by the stock option committee in its sole discretion from among our employees, officers, directors and consultants.

             Shares Subject to Stock Option Plan.  The plan authorizes the issuance or delivery of an aggregate of 7.0 million shares of our common stock. Shares of our common stock subject to the unexercised, undistributed or unearned portion of any terminated or forfeited grant under the plan will be available for further awards.

             Stock Options.  The plan authorizes grants of stock options, which may be either incentive stock options eligible for special tax treatment or non-qualified stock options. Incentive stock options may be granted only to our employees.

             Under the provisions of the plan authorizing the grant of stock options:

o	the option price will be determined by the stock option committee; provided, however, that the option price for an incentive stock option may not be less than 100% of the fair market value of the shares of our common stock on the date of grant (110% for grants to an optionee owning more than 10% of our total combined voting power);

o	the term during which each stock option may be exercised will be determined by the stock option committee; provided, however, that incentive stock options generally may not be exercised more than ten years from the date of grant (five years for grants to an optionee owning more than 10% of our total combined voting power); and

o	at the time of exercise of a stock option the option price must be paid in full in cash or in shares of our common stock or in a combination of cash and shares of our common stock or by such other means as the stock option committee may determine.

             All grants made under the plan will be evidenced by a letter to the optionee, together with the terms and conditions applicable to the grants, as determined by the stock option committee consistent with the terms of the plan. These terms and conditions will include, among other things, a provision describing the treatment of grants in the event of certain triggering events, such as a sale of a majority of the outstanding shares of our common stock, a merger or consolidation in which we are not the surviving company, and termination of an optionee’s employment, including terms relating to the vesting, time for exercise, forfeiture or cancellation of a grant under such circumstances.

             Under the plan, stock options may not be granted after August 5, 2013.

             Tax Matters. The following is a brief summary of the material federal income tax consequences of benefits under the plan under present law and regulations:

             (a)  Incentive Stock Options.  The grant of an incentive stock option will not result in any immediate tax consequences to us or the optionee. An optionee will not realize taxable income, and we will not be entitled to any deduction, upon the timely exercise of an incentive stock option, but the excess of the fair market value of the shares of our common stock acquired over the option exercise price will be includable in the optionee’s “alternative minimum taxable income” for purposes of the alternative minimum tax.

             If the optionee does not dispose of the shares of our common stock acquired within one year after their receipt, and within two years after the option was granted, gain or loss realized on the subsequent disposition of the shares of our common stock will be treated as long-term capital gain or loss. Capital losses of individuals are deductible only against capital gains and a limited amount of ordinary income. In the event of an earlier disposition, the optionee will realize ordinary income in an amount equal to the lesser of (i) the excess of the fair market value of the shares of our common stock on the date of exercise over the option exercise price or (ii) if the disposition is a taxable sale or exchange, the amount of any gain realized. Upon such a disqualifying disposition, we will be entitled to a deduction in the same amount as the optionee realizes such ordinary income.

             (b)  Non-qualified Stock Options.  In general, the grant of a non-qualified stock option will not result in any immediate tax consequences to us or the optionee. Upon the exercise of a non-

qualified stock option, generally the optionee will realize ordinary income and we will be entitled to a deduction, in each case, in an amount equal to the excess of the fair market value of the shares of our common stock acquired at the time of exercise over the option exercise price.

             Amendment, Suspension or Termination of Stock Option Plan.  Our board of directors may at any time amend, suspend or discontinue the plan and the stock option committee may at any time alter or amend awards and award agreements made thereunder to the extent permitted by law, provided that no such alteration or amendment will be effective without the approval of our stockholders to the extent that such approval is necessary to comply with any tax or regulatory requirement applicable to the plan and no such alteration and amendment will impair the rights of any recipient of grants without such recipient’s consent. In the event of any change in or affecting the outstanding shares of our common stock by reason of a stock dividend, stock split, combination of shares or other similar event, our board of directors will make such amendments to the plan and outstanding grants and award agreements, and make such adjustments and take such actions as it deems appropriate and equitable. In the event of any proposed change in control (as defined by the plan), the stock option committee will take such action as it deems appropriate and equitable to effectuate the purposes of the plan and to protect the optionees, including, but not limited to, accelerating or changing the exercise dates of stock options, payment of appropriate consideration for the cancellation and surrender of stock options or if equity securities of any other corporation will be exchanged for outstanding shares of our common stock, providing for stock options to become options with respect to such other equity securities. For purposes of the plan, a change in control means the sale, exchange or disposition of substantially all of our assets or any merger, share exchange, consolidation or other reorganization or business combination in which we are not the surviving corporation or in which our stockholders become entitled to receive cash, securities of our company other than voting common stock or securities of another issuer.

Employment Agreements

             George Steinfels.  Mr. Steinfels’ employment agreement dated June 14, 2004, as amended, provides that Mr. Steinfels will serve as Chief Business Officer, Senior Vice President, Clinical Development or in such other senior executive position as might be mutually agreed upon by Mr. Steinfels and Rexahn. Mr. Steinfels’ annual base salary is no less than $150,000 per year. In addition, Mr. Steinfels is entitled to fringe benefits that are consistent with Rexahn’s policy and his position. During his employment with Rexahn, Mr. Steinfels has the right to participate in any stock option, stock purchase or other equity incentive plans that may be established by Rexahn, to the extent and in the manner determined by the board of directors. Mr. Steinfels’ employment can be terminated without cause, by either Mr. Steinfels or Rexahn upon 14 days written notice, or by Rexahn for Mr. Steinfels’ lack of performance or disorderly behavior, or upon the occurrence of certain extraordinary corporate actions such as a merger or consolidation with another company. Upon termination of his employment, Mr. Steinfels must exercise the vested portion of his options within 30 days or such options will expire.

             Tae Heum Jeong.  Mr. Jeong’s employment agreement dated December 1, 2002 provides that Mr. Jeong will serve as Sr. Research Scientist and Chief Financial Officer. Mr. Jeong’s annual base salary was initially $50,000 per year, which increased to $100,000 on August 18, 2003. In accordance with his employment agreement, Mr. Jeong may not directly or indirectly own, manage, operate, consult to or be employed in a business substantially similar to or competitive with the present business of Rexahn or such other business activity in which Rexahn may substantially engage during the term of Mr. Jeong’s employment. Mr. Jeong’s employment can be terminated without cause, by either Mr. Jeong or Rexahn upon 14 days written notice, or by Rexahn effective immediately should any of the following events occur: (i) the sale of substantially all of Rexahn’s assets to a single purchaser or group of associated purchasers, (ii) the sale, exchange, or other disposition, in one transaction of the majority of Rexahn’s outstanding corporate shares, (iii) Rexahn’s decision to terminate its business and liquidate its assets, (iv) the merger or consolidation of Rexahn with another company, (v) bankruptcy or Chapter 11 reorganization of Rexahn, or (vi) Rexahn’s decision to terminate Mr. Jeong due to lack of performance or disorderly behavior. Upon termination of his employment, Mr. Jeong must exercise the vested portion of his options within 30 days or such options will expire.

Equity Compensation Plan Information

             The following table provides information as of April 30, 2005 about shares of Rexahn Pharmaceuticals common stock that may be issued upon the exercise of options, warrants and rights granted to employees, consultants or directors under all of the Company’s existing equity compensation plans, including the Rexahn stock option plan assumed in the Merger.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by stockholders

Rexahn stock option plan	5,872,500	$0.24	1,127,500

CPRD stock option plan	—	—	10,000

Equity compensation plans not approved by stockholders	—	—	—

Total	5,872,500	$0.24	1,137,500

Item 8.01.  Other Events.

REVERSE STOCK SPLIT AND REINCORPORATION

             At our special meeting of stockholders held on May 12, 2005, our stockholders approved, among other things, a proposal to effect a 1-for-100 reverse stock split of the issued and outstanding shares of the common stock of CPRD, without affecting the par value of such shares (the “Reverse Stock Split”) and a proposal to reincorporate the Company as a Delaware corporation by means of the merger of the Company with and into CRS Delaware, with CRS Delaware surviving as a Delaware corporation under the name “Rexahn Pharmaceuticals, Inc.” (the “Reincorporation”). Approval of the Reverse Stock Split was a condition precedent to the consummation of the Reincorporation. On May 12, 2005, the Company reincorporated itself in the State of Delaware by way of a merger of the Company with and into CRS Delaware. In lieu of effecting the Reverse Stock Split, the Company elected to achieve the same result as the Reverse Stock Split and the Reincorporation by adjusting the merger ratio in the Reincorporation to one one-hundredth (1/100), so that each share of CPRD common stock outstanding immediately prior to the Reincorporation was converted into one one-hundredth of a share of Rexahn Pharmaceuticals common stock.

OUR BUSINESS

Overview

             Upon completion of the Merger, we ceased all operations relating to our historical business and adopted the business plan of Rexahn, which is now a wholly owned subsidiary of ours. Set forth below in this section entitled “Our Business” is a description of our new business. Since the Rexahn business is our sole operating business, all references to Rexahn for periods after the Merger shall refer to the combined Company and Rexahn.

             Rexahn is an emerging clinical stage biopharmaceutical company focused on the development of therapies for the treatment of cancer and other diseases, with one drug candidate in early Phase I clinical trials and three other drug candidates in pre-clinical development. Rexahn intends to leverage its drug-discovery technologies, scientific expertise and developmental know-how to develop and commercialize, initially, new internally developed signal inhibitor cancer drugs with greater clinical benefits for cancer patients and, in the future, other new drugs for treatment of other diseases. Rexahn has yet to develop or commercialize any therapies for the treatment of cancer or other diseases. Initially, Rexahn will identify internally developed compounds, such as RX-0201 and RX-0047, as potential drug candidates. In addition, Rexahn will assess compounds developed by others as potential drug candidates and, if necessary, license the rights to these compounds in order to develop and commercialize them as drugs. For a description of our pipeline drug candidates, see “— Our Pipeline Drug Candidates” below.

             Our principal corporate offices are located at 9620 Medical Center Drive, Rockville, Maryland 20850 in Maryland’s I-270 technology corridor. Our telephone number is (240) 268-5300.

             Rexahn’s current therapeutic focus is anti-cancer therapies that target signal transduction molecules of cancer cells. Signal transduction is the process of transforming external information from the cell surface to a specific internal response, such as cell growth or cell death. Signals are conveyed through tightly regulated communication networks of protein pathways. The signaling pathways are comprised of functionally diverse proteins. Most, if not all, cancer disease states arise from aberrant cell communication. In pre-clinical studies, Rexahn’s drug candidates have been shown to block the proliferation of cancer tumor cells, to induce programmed cell death (also referred to as apoptosis) and/or to arrest abnormal development of new blood vessels (a process known as angiogenesis). Recent trends in anti-cancer chemotherapy drug development involve the development of signal transduction inhibitors that are target-specific. Rexahn’s signal transduction inhibitors directly attack these signaling pathways and halt the growth of cancer cells. Rexahn believes this approach will lead to the development of more targeted and less toxic chemotherapy drugs than are currently available to help treat cancer. These drug candidates may also have potential applications in other disease areas.

             Rexahn’s drug-discovery technology focuses on key cellular signaling proteins involved in receiving and promoting growth and survival information, enhancing gene activity, controlling cell division, and promoting angiogenesis. Rexahn’s integrated technology platforms serve to maximize efficiency in discovering and validating signaling targets while simultaneously screening and identifying lead tumor-targeted drug candidates and include the following technologies:

             Nucleic Acid-based Discovery Technology.  Rexahn’s nucleic acid-based drug-discovery technology identifies and targets critical cancer-related signal transduction proteins and pathways using two DNA/RNA-based “tools”: antisense oligonucleotides (ASOs) and RNA interference (RNAi) to “knock-down” or prevent cancer-associated signal transduction protein production. Rexahn expects to take advantage of its strengths in genetics, computation, and chemistry to design nucleic acid-based compounds that specifically inhibit the production of target proteins. In addition to being used for target discovery and validation, these compounds have also been identified as pipeline drug candidates for Rexahn. For example, Rexahn’s RX-0201 and RX-0047 drug candidates are ASOs that inhibit Akt and HIF-1, signaling proteins that are components of signaling pathways involved in cancer cell survival.

             Cell-Based Screening Technology.  Rexahn has developed a cell-based screening method in disease-related targets using human cancer cells and yeast. This screening method minimizes cost and time while maximizing simplicity, biological relevance and high-throughput capabilities. This technology uses protein kinases with the human cancer cells and yeast to screen chemical libraries and identify lead compounds. Protein kinases chemically modify other proteins acting as critical mediators of signal transduction between and within cells, and orchestrating complex functions such as cell division and cell movement. Protein kinases have emerged as primary regulators of cell proliferation, angiogenesis and the spread of cancer cells and tumors from one organ to another (referred to as metastasis).

             NMR-Based Screening Technology.  Nuclear magnetic resonance (NMR) is a powerful tool for characterizing the structure of chemical and biological compounds. NMR-based screening:

o	is fast and low cost;

o	provides target-specific methods of identifying lead compounds;

o	can detect weak ligand (drug) binding "fragments" that can be easily developed into potential lead compounds;

o	yields detailed structural data indicating where on the protein the lead compound is binding, thereby aiding compound optimization; and

o	can be used for highly novel targets for which functional assays do not exist.

Industry Background

Overview

             According to the American Cancer Society’s Cancer Facts & Figures 2005, cancer is the second leading cause of death among Americans and is responsible for one of every four deaths in the United States. In 2005, more than 570,000 Americans are expected to die of cancer and close to 1.4 million new cases are expected to be diagnosed. These estimates do not include non-invasive cancer or more than 1 million cases of non-melanoma skin cancer expected to be diagnosed in 2005.

Current Cancer Treatments

             Traditional cancer treatments include surgery, radiation therapy, and chemotherapy. Surgery is widely used to treat cancer, and in many cases cure cancer, provided the cancer has not metastasized. However, the complications associated with surgery are significant. Even if a cure may be achieved through surgery, the costs to the patient in terms of health and reduced quality of life often does not support the surgical option.

             Radiation therapy, or radiotherapy, is the treatment of cancer and other diseases with ionizing radiation and can be highly effective for treating cancers. Ionizing radiation deposits energy that injures or destroys cells in the area being treated by damaging their genetic material, making it impossible for these cells to continue to grow. Although radiation damages both cancer cells and normal cells, the normal cells are generally able to repair themselves and function properly. In certain cancer tumor types, radiotherapy cure rates are as high as for surgery and can be used when surgery would be unable to remove the tumor completely or is deemed inappropriate.

             Chemotherapy destroys cancer tumor cells by interfering with various stages of the cell division process. Chemotherapy is used as a primary treatment for leukemias, other blood cancers, and inoperable or metastatic solid cancer tumors. However, many current chemotherapy drugs have limited efficacy and debilitating adverse side effects and may result in the development of multidrug resistance.

o	Limited efficacy: Cancers tend to be made up of a mixture of cells, some more rapidly dividing than others. Cells that are not rapidly dividing will be less affected by chemotherapy, retaining their ability to move towards more aggressive growth and recurrence of the cancer. Chemotherapy drugs also have little or no influence on other aspects of cancer progression, such as tissue invasion, metastasis and progressive loss of differentiation.

o	Debilitating adverse side effects: Chemotherapy uses powerful drugs to kill cancer cells, control their growth or relieve pain symptoms. Cytotoxic (anti-cancer) drugs affect all dividing cells. A number of rapidly growing healthy non-cancer cells, such as bone marrow, mucous membranes and hairy cells are also affected, often resulting in severe toxicities, including blood toxicities, nausea and vomiting, inflammation of the mucous membrane, hair loss, liver toxicity and fatigue.

o	Multidrug resistance: Frequently, initial responses to chemotherapy treatments are followed by tumor recurrence, which develops a resistance to the cytotoxic drugs. Once resistance develops, the next round of chemotherapy may not be effective.

Unmet Needs in Cancer Therapies

             While surgery remains the best available treatment for long-term survival provided the cancer is still localized and radiation and chemotherapy offer more limited benefits for those whose disease is more widespread at the time of diagnosis, nonetheless, a considerable number of unmet needs remain in the treatment of cancer.

o	Long-term control of advanced tumors: For advanced cancer (particularly stage IV disease in which the cancer has spread through the body), surgery cannot eliminate the tumor and the patient becomes reliant on chemotherapy or radiation. However, current chemotherapy, in the majority of cases, fails to eliminate the tumor, tending to, at best, shrink the tumor. These limitations translate into a need for better, advanced cancer therapies offering a significant improvement in survival time or long-term chronic disease control.

o	Decreased relapse for early-stage patients: Early-stage disease can often be effectively treated with surgery and radiotherapy. While many early-stage patients will enter remission, the rate of relapse is high, as small numbers of tumor cells remain despite standard surgical and radiation therapies. Upon recurrence, the tumor is often more aggressive than the initial occurrence, and unresponsive to standard first-line therapies. The development of therapies that can maintain a patient in remission following treatment for the initial tumor, rather than permitting relapse, is a significant unmet need.

o	Less toxic therapies: Current cytotoxic drugs are associated with a high level of toxicity, due to their nonspecific mechanism of targeting all rapidly dividing cells, rather than cancer tumor cells in particular. For patients with terminal disease, the maintenance of quality life, in addition to extending survival, is of prime importance, and such drug toxicities can often reduce quality of life more than the tumor itself.

Market Opportunity

             Rexahn believes that several factors make cancer drug development attractive to large pharmaceutical companies, including:

o	Favorable Environment for Formulary Access and Reimbursement. Given the alarming death rate, the relatively poor performance of existing drugs, and the life threatening nature of cancer, decisions by medical providers and health insurance companies are more heavily focused on outcomes than product cost for cancer drugs compared to drugs from other therapeutic classes. As a result cancer drugs with proven efficacy are expected to gain rapid formulary listing and patient reimbursement.

o	Focus on Specialty Markets. Cancer patients are treated by oncologists, a group of physician specialists who are early adopters of new therapies. Marketing products to this physician group can be accomplished with a specialty sales force that requires less investment than a typical product sales force that markets to primary care physicians and general practitioners.

o	Lower Development Expenses/Shorter Development Time. Drugs for life-threatening diseases such as cancer are often treated by the Food and Drug Administration (FDA) as candidates for fast track, priority and accelerated reviews. Clinical studies for cancer require fewer patients than those for non-life threatening diseases. This results in reduced cost and shorter clinical trials.

             There are, of course, challenges in marketing cancer drugs. These include:

o	Cost of Development. The costs of drug development – whether for cancer or other diseases – is high. Pharmaceutical Research and Manufacturers of America (PhRMA) has estimated that the cost of developing a new drug is up to $800 million and may take 12 years.

o	Multiple Endpoints. Most clinical studies evaluate a product’s efficacy using a single endpoint. In contrast, cancer studies utilize multiple endpoints. The endpoints for most cancer studies include survival, time to progression, tumor response rate and quality of life. A thorough understanding of the nature of the disease and drug candidates is essential for determining appropriate endpoints.

o	Management of Expectations. There is great interest among doctors, patients, and the investment community in cancer treatment developments. Sometimes reports of incremental scientific advances can be misconstrued as “cures”, which can lead to demand from physicians and patients for access to the product and pressure from the investment community to meet stockholder expectations. The challenge a cancer drug discovery company must address is how to manage the expectations of these groups without affecting the enthusiasm for their products.

             According to the September 2003 Standard & Poor’s Global Biotechnology Segment: Annual Update, the market size for cancer was estimated to be $20 billion in 2002 and $35 billion in 2010.

             According to a November 2001 Global Equity Search report by UBS Warburg on cancer therapeutics, drugs that affect signal molecules are of growing importance. The report states, “There is a clear move towards a more tailored approach to the individual patient. This has evolved over the last 25 years, starting with hormone manipulation of breast cancer to the new signal transduction inhibitors such as Herceptin from Genentech.” The report goes on to predict:

             “The new targeted drugs should have the following properties:

o	Non-cross resistant with chemotherapy, allowing greater treatment options

o	Different and usually improved toxicity profile

o	Predictive factors essential - targeting

o	Synergistic with chemotherapy

o	Combination and sequential therapies will remain important.”

Our Solution

             Signal transduction is the process of transforming external information from the cell surface to a specific internal response, such as cell growth or cell death. Disrupting the signals responsible for disease progression is a recent trend in anti cancer drug development, in particular, the development of signal transduction inhibitors that are target specific. Recent trends in anti-cancer chemotherapy drug development involve the development of signal transduction inhibitors that are target-specific. These tumor-targeted agents offer several advantages over traditional chemotherapy drugs.

             Rexahn’s drug discovery program focuses on key cellular signaling proteins involved in receiving and promoting growth and survival information, enhancing gene activity, controlling cell division, and arresting angiogenesis. Rexahn’s integrated technology platforms serve to maximize efficiency in discovering and validating signaling targets while simultaneously screening and identifying lead tumor-targeted drugs. Rexahn’s signal transduction inhibitors directly attack these signaling pathways and halt the growth of cancer cells. Rexahn believes this approach will lead to the development of more targeted and less toxic chemotherapy drugs than are currently available to physicians to help treat or cure cancer. These drug candidates may also have potential applications in multiple disease classes.

Our Strategy

             Rexahn’s goal is to build value through a strong drug pipeline and marketed products; however, to date, Rexahn has no marketed products. To achieve these goals Rexahn’s strategy has several key components:

Target Signal Transducer Molecules With Multiple Drug Candidates

             Rexahn plans to expand its drug candidate pipeline and introduce several new signal inhibitor drugs into clinical trials over the next five years. By identifying and characterizing the genes and proteins that control the signaling pathways and gene expression of cancer cells, Rexahn seeks to develop DNA/RNA-based and small-molecule drugs to treat a broad range of diseases caused by abnormal expression or functions of those genes and proteins. In addition to developing its own signal transduction inhibitors, Rexahn will use its technology platforms to screen and identify compounds developed by other companies, either on their own or in collaboration with Rexahn, which could be effective signal transduction inhibitors for anti-cancer applications.

Establish Partnerships With Large Pharmaceutical Companies

             Rexahn will seek to establish partnerships with large pharmaceutical companies in order to reduce drug development costs and to expand the disease treatment indications of the drug candidates and access to markets. Rexahn plans to market products for which it obtains regulatory approval either directly or through co-marketing arrangements or other licensing arrangements with large pharmaceutical companies. To market those drug candidates with disease treatment indications that are larger or geographically diverse, Rexahn expects to enter into licensing, distribution or partnering agreements with pharmaceutical companies that have large established sales organizations; however, to date, Rexahn has not entered into such agreements with any large pharmaceutical companies.

Clinically Develop Drug Candidates as Orphan Drugs to Reduce Time-to-Market

             Under the Orphan Drug Act, the FDA may expedite approval of new drugs that treat diseases affecting less than 200,000 patients each year. This category of diseases is called an “orphan indication” because many pharmaceutical companies are likely to ignore development of products for these conditions due to smaller economic returns. Incentives in the Orphan Drug Act include a faster time-to-market of the drug (with FDA approval possible after Phase II trials instead of Phase III trials) and seven years of drug marketing exclusivity for the sponsor. In addition, the FDA sometimes provides orphan research grants to aid in the costs of developing an orphan drug. Once the drug candidate has received orphan drug approval, the sponsor may conduct larger, more extensive clinical trials seeking approval for other, more widespread cancers. Rexahn plans to develop drug candidates initially for orphan category cancers in order to reduce the time-to-market for these potential products. Rexahn’s drug candidates may also be effective against non-orphan category cancers, providing additional market opportunities for off-label use. This would enable Rexahn to either license these drugs for further development by major pharmaceutical companies or conduct the necessary studies to seek FDA approval for additional disease treatment indications. In the future, Rexahn may develop drug candidates for other orphan category diseases to take advantage of its expertise with the orphan drug development process.

In-License Unique Technology

             Rexahn seeks to keep abreast of emerging technologies and development stage drugs. Rexahn seeks to proactively review opportunities to in-license and advance compounds in oncology and other therapeutic areas that are strategic and have value creating potential to take advantage of its development know-how. For example, in February 2005, Rexahn licensed the intellectual property of Revaax Pharmaceuticals LLC (“Revaax”) with respect to certain chemical structures related to antibiotics, but without antibiotic efficacy, for development as potential drug candidates for the treatment of neurological diseases. Through licensing arrangements, Rexahn seeks to strengthen its pipeline of drug candidates.

Capitalize on Rexahn’s Management Team’s Expertise for Drug Development and Product Commercialization

             Commercializing drugs requires regulatory, clinical development, and marketing skill sets that Rexahn’s management team possesses. Rexahn’s regulatory knowledge comes from team members who have either been regulatory reviewers at the FDA or regulatory consultants who have prepared and filed regulatory documents in the U.S. and worldwide. Rexahn’s management team also possesses clinical development experience in oncology and several other therapeutic areas. Rexahn believes that this knowledge and experience with the FDA drug approval process permits it to develop strategies that take advantage of the FDA’s fast track policies. Where possible, Rexahn’s management will seek to use their experience to design and implement drug development programs that minimize the time for clinical trials, while maximizing success rates for approval of its drug candidates. Members of Rexahn’s management team also have prior experience in pharmaceutical product launch and marketing.

Our Pipeline Drug Candidates

             Rexahn’s anti-cancer therapeutic technology consists of two proprietary RNA/DNA-based signal transduction inhibitors believed to be effective for treating a large number of human cancers. Molecular analysis of human cancer cells has shown that cell cycle molecules are frequently mutated in human cancer, suggesting the importance of cell cycle control in the treatment of tumors. Rexahn’s pipeline drug candidates also consists of small molecule drugs, including cell cycle inhibitors and nucleoside derivatives. The following description of Rexahn’s pipeline drug candidates is based on pre-clinical trials and studies.

      RX-0201: Akt Inhibitor

             Akt is a protein kinase that plays a key role in cancer progression by stimulating cell proliferation, promoting angiogenesis and inhibiting apoptosis. Akt is over-activated in a significant number of human cancers (e.g., breast, colorectal, gastric, head and neck, ovarian, pancreatic, prostate and thyroid cancers and melanoma). Over-expression of Akt mutants in many cell types also promotes cellular transformation by promoting proliferation and enhancing survival. Rexahn believes that Akt’s transformation ability, as well as its ability to promote cancer cell survival, make it an attractive signal protein for its drug candidates to target in the treatment of cancer.

             Rexahn has targeted regulation of Akt-1 activity as an effective way to control proliferation and survival of cancer cells. One approach to regulating Akt-1 is to use antisense oligonucleotides, or ASOs, to modify and regulate the gene that controls the expression and production of Akt-1. ASOs are chemically modified, single-stranded DNA molecules designed to bind unique sequences within targeted messenger RNA, or mRNA, a specialized information-packed RNA molecule which translates the cell DNA’s genetic message into production of a specific protein. By binding with the mRNA, ASOs block delivery of the genetic message, preventing translation and thereby halting disease-associated protein production.

             Rexahn’s RX-0201 drug candidate is an ASO that is an inhibitor of Akt-1 mRNA. RX-0201 is able to induce marked reduction in Akt-1 mRNA and protein expressions in cells from human carcinomas. RX-0201 strongly inhibits proliferation of various types of human cancer cells. Rexahn believes that RX-0201 also appears to be an excellent candidate for orphan cancers, while at the same time covering a broad spectrum of human cancers. RX-0201 is currently orphan designated by the FDA for five orphan cancers (i.e., renal cell carcinoma, pancreatic cancer, stomach cancer, glioblastoma (brain cancer) and ovarian cancer).

             Phase I clinical trials of RX-0201 have been ongoing at the Lombardi Comprehensive Cancer Center of Georgetown Medical Center in Washington, D.C. since September 2004. For a description of Rexahn’s clinical development agreement with Georgetown University with respect to the clinical trials of RX-0201, see “— Collaboration and License Agreements”. The Phase I clinical trial of RX-0201 will characterize the safety and pharmacokinetics profile (i.e., absorption, metabolism, excretion, duration of therapeutic concentration and effects, if any), determine dose levels and describe any anti-tumor activity observed. Rexahn currently estimates that the Phase I clinical trial will be completed during the third quarter of 2005; however, completion of the Phase I clinical trial will depend on the number of subject test doses required to determine the maximum tolerated dose for Phase II dose levels. If more doses are required than Rexahn originally estimated, then the completion of the Phase I clinical trial may be delayed. The clinical trial will involve up to 20 participants and to date, four patients with advanced or relapsed cancer have been treated without any significant adverse reactions or side effects observed and Rexahn is not aware of any patients who have dropped out of the trials due to adverse reactions or side effects.

      RX-0047: HIF Transcription Factor Inhibitor

             Tumors cannot grow without blood vessels that supply cancer cells with oxygen and nutrients. HIF-1 transcription factor is a major regulating mechanism of cancer cell growth, invasion and angiogenesis. HIF is over-activated in a broad range of human cancers, such as brain, breast, cervix, colon, kidney, liver, lung, ovarian, pancreatic, prostate, skin and stomach cancers. HIF-1 alpha over-expression is associated with cell proliferation, disease progression and poor prognosis, as well as resistance to radiation therapy. As a result, Rexahn believes that HIF-1 alpha is a potentially important signal transduction mechanism for its drug candidates to target in the treatment of cancer.

             Rexahn’s RX-0047 drug candidate is an ASO that is an extremely potent inhibitor of HIF-1 alpha. RX-0047 directly inhibits HIF-1 alpha by reducing expressions of its mRNA and protein, resulting in the arrest of tumor growth and tumor metastasis, while reversing radiation resistance and inducing apoptosis. RX-0047 inhibits proliferation of various types of human cancer cells. While it has been developed initially as an orphan drug, RX-0047 may be developed to target a broad spectrum of human cancers, which will significantly expand its potential market.

             RX-0047 is in the pre-clinical development stage and is scheduled for a pre-clinical toxicology study required before an Investigational New Drug (IND) application for RX-0047 may be submitted to the FDA. The pre-clinical toxicology study for RX-0047 is expected to be conducted in conjunction with a third-party contract research organization (CRO) and to be completed by the third quarter of 2005. Phase I clinical trials of RX-0047 are expected to begin during the first quarter of 2006.

      RX-0183: AP-1 and Akt Inhibitor

             The transcription factor AP-1 (activator protein-1) is involved in cellular proliferation and oncogenic transformation. AP-1 has been found to regulate the expression of several genes, including genes involved in cell cycling, angiogenesis, apoptosis and tumor metastasis.

             RX-0183 is a small molecule compound that inhibits AP-1 transcription factor activity. RX-0183 also inhibits important signal transduction molecules, including Akt and HIF, that are involved in cancer cell survival, angiogenesis, and cell cycle. RX-0183 inhibits proliferation of human cancer cells at sub-micromolar concentrations and also significantly inhibits tumor growth in laboratory test animals injected with human cancer cells.

             RX-0183 is in the pre-clinical development stage and must complete a pre-clinical toxicology study before submission of an IND application for RX-0183 to the FDA. The pre-clinical toxicology study for RX-0183 is expected to be conducted in conjunction with a CRO and to be completed by the first quarter of 2006. Phase I clinical trials of RX-0183 are expected to begin during the third quarter of 2006.

      RX-3117: Antimetabolite

             RX-3117 is a new type, nucleoside anti-cancer compound that possesses excellent anti-proliferative activity in various types of human cancer cells. RX-3117 significantly inhibits tumor growth in animals grafted with tumors. The patent filed for RX-3117 and its derivatives also covers the synthetic method. The unique synthetic methods improved significantly the yield and reduced the synthetic cost for the preparation of intermediates of important nucleoside compounds, such as anti-cancer and anti-viral drugs.

             RX-3117 is in the pre-clinical development stage and must complete a pre-clinical toxicology study before submission of an IND application for RX-3117 to the FDA. The pre-clinical toxicology study for RX-3117 is expected to be conducted in conjunction with a CRO and to be completed by the second quarter of 2006. Phase I clinical trials of RX-3117 are expected to begin during the fourth quarter of 2006.

Competition

             Rexahn’s principal drug candidates under development are expected to address the oncology market, which is further subdivided according to tumor location and type. For many of these disease treatment indications, Rexahn’s drug candidates will be competing with products and therapies either currently existing or expected to be developed. Competition among these products will be based, among other things, on product efficacy, safety, and reliability, price and patent position. An important factor will be the timing of market introduction of Rexahn’s or competitive products. Accordingly, the relative speed with which Rexahn can bring drug candidates to the market is expected to be an important competitive factor. Rexahn’s competitive position will also depend upon Rexahn’s ability to attract and retain qualified personnel, to obtain patent protection or otherwise develop proprietary products or processes, and to secure sufficient capital resources for the often substantial period between technological conception and commercial sales.

             There are a number of pharmaceutical and biotechnology companies both privately and publicly held that are conducting research and development activities on technologies and products for treatment of cancers. Rexahn cannot assure you that its competitors will not succeed in developing products based on oligonucleotide technology, which is similar to Rexahn’s, or other novel technologies that are more effective than any which are being developed by Rexahn or which would render Rexahn’s technology and products obsolete and noncompetitive prior to recovery by Rexahn of the research, development and commercialization expenses incurred with respect to those products. Furthermore, because of the fundamental differences between genetic expression modulation and other technologies, there may be disease treatment indications for which such other technologies are superior to genetic expression modulation. The development by others of new treatment methods not based on oligonucleotide technology for those disease treatment indications for which Rexahn is developing compounds could render Rexahn’s drug candidates noncompetitive or obsolete.

             Rexahn’s competitors engaged in developing treatments for cancer include major pharmaceutical, specialized biotechnology firms, and academic and other research institutions. Many of Rexahn’s competitors have substantially greater financial, technical and human resources than Rexahn does. In addition, many of the competitors have significantly greater experience than Rexahn does in undertaking pre-clinical testing and human clinical trials of new pharmaceutical products and obtaining FDA and other regulatory approvals of products for use in health care. Accordingly, Rexahn’s competitors may succeed in obtaining FDA approval for products more rapidly than Rexahn can.

             Biotechnology companies that have developed or are developing tumor-targeted agents include ImClone Systems Incorporated, Genta Incorporated and Genentech, Inc. Rexahn’s most direct competitor drug is Genta’s Genasense™, an oligonucleotide which blocks Bcl-2 mRNA, which has scored very well in tests for potential, efficacy, toxicity and marketing. Genasense’s strengths include targeting Bcl-2 (a specific genetic target overexpressed in many tumors), positive pre-clinical and early clinical data, strong synergy with many cytotoxic chemotherapy drugs, orphan drug designation in the United States for three disease treatment indications and potential for approval for a broader range of human cancers.

             As Rexahn expands its drug development programs to include diseases other than cancer, it will also face competition from pharmaceutical and biotechnology companies conducting research and development activities on technologies and products for treatment of those other diseases, increasing both the number and the types of competitors it faces. For many of the same reasons described above with respect to its competitors in the oncology market, Rexahn cannot assure you that it will compete successfully against these additional competitors.

Government Regulation

             Regulation by governmental authorities in the United States and in other countries constitutes a significant consideration in Rexahn’s product development, manufacturing and marketing strategies. Rexahn expects that all of Rexahn’s drug candidates will require regulatory approval by appropriate governmental agencies prior to commercialization and will be subjected to rigorous pre-clinical, clinical, and post-approval testing, as well as to other approval processes by the FDA and by similar health authorities in foreign countries. U.S. federal regulations control the ongoing safety, manufacture, storage, labeling, record-keeping, and marketing of all biopharmaceutical products intended for therapeutic purposes. Rexahn believes that is in compliance in all material respects with currently applicable rules and regulations.

             Obtaining governmental approvals and maintaining ongoing compliance with federal regulations is expected to require the expenditure of significant financial and human resources not currently at Rexahn’s disposal. Rexahn plans to fulfill Rexahn’s short-term needs through consulting agreements and joint ventures with academic or corporate partners while building its own internal infrastructure for long-term corporate growth.

             The process by which biopharmaceutical compounds for therapeutic use are approved for commercialization in the United States is lengthy. Many other countries have instituted equally difficult approval processes. In the United States, regulations published by the FDA require that the person or entity sponsoring and/or conducting a clinical study for the purpose of investigating a potential biological drug product’s safety and effectiveness submit an IND application to the FDA. These investigative studies are required for any drug product for which the product manufacturer intends to pursue licensing for marketing the product in interstate commerce. If the FDA does not object to the IND application, clinical testing of the compound may begin in humans after a 30-day review period. Clinical evaluations typically are performed in three phases.

             In Phase I, the drug is administered to a small number of healthy human subjects to confirm its safety and to develop detailed profiles of its pharmacological and pharmacokinetic actions (i.e., absorption, metabolism, excretion, duration of therapeutic concentration and effects, if any).

             In Phase II, the drug is administered to groups of patients (up to a total of 500) to determine its efficacy against the targeted disease and the requisite dose and dose intervals. In a typical development program, additional animal toxicology studies precede this phase. Some Phase I clinical studies may also proceed in parallel with some Phase II studies.

             In Phase III, the drug is administered to a larger group of patients (usually 1000 to 3000) by practicing expert physicians in a network of participating clinics and hospitals. The extensive clinical testing is intended to confirm Phase II results and to document the nature and incidence of adverse reactions. Studies also are performed in patients with concomitant diseases and medications. Phase III is intended to model more closely the real world in which the drug will be used. Two multiclinical trials typically constitute Phase III evaluations. Although larger numbers of patients are evaluated in Phase III at more clinical study sites, many of these are done in parallel and therefore Phase III may not require a longer time than Phase II.

             After completing the IND clinical studies, the product developer submits the safety and effectiveness data generated by the studies to the FDA in the form of a New Drug Application (NDA) to market the product. It is the legal responsibility of FDA to review the proposed product labeling, the pre-clinical (animal and laboratory) data, the clinical data, as well as the facilities utilized and the methodologies employed in the manufacture of the product which have been submitted to the agency to determine whether the product is safe and effective for its intended use.

             Even after initial FDA approval has been obtained, further studies may be required to provide additional data on safety or to gain approval for the use of a product as a treatment in clinical disease treatment indications other than those for which the product was initially tested. Also, the FDA may require post-marketing testing and surveillance programs to monitor the drug’s effects. Side effects resulting from the use of drug products may prevent or limit the further marketing of the products.

             For marketing outside the United States, Rexahn will be subject to foreign regulatory requirements governing human clinical trials and marketing approval for drugs. The requirements relating to the conduct of clinical trials, product licensing, pricing and reimbursement vary widely from country to country.

             Certain drugs are eligible in the United States for designation by the FDA as “orphan” drugs if their use is intended to treat a disease that affect less than 200,000 persons in the U.S. or the disease affects more than 200,000 persons in the United States but there is no reasonable expectation that the cost of developing and marketing a drug will be recovered from the U.S. sales of such drug. In order for a sponsor to obtain orphan designation for a drug product, an application must be submitted for approval to the FDA’s Office of Orphan Products Development. The approval of an application for orphan designation is based upon the information submitted by the sponsor. A drug that has obtained orphan designation is said to have “orphan status”. Each designation request must stand on its own merit. Sponsors requesting designation of the same drug for the same disease treatment indication as a previously designated product must submit their own data in support of their designation request. The approval of an orphan designation request does not alter the standard regulatory requirements and process for obtaining marketing approval. Safety and efficacy of a compound must be established through adequate and well-controlled studies.

             If a sponsor obtains orphan drug designation for a particular compound and is the first to obtain FDA regulatory approval of that compound, then that sponsor is granted marketing exclusivity for a period of seven years. As a result, orphan drug designation blocks all other competitors from marketing the same drug for the approved use for seven years.

Research and Development

             Rexahn focuses its research and development on signal transduction inhibitors, which are drugs that target the communication system of cancer cells. Rexahn’s drug discovery program focuses on key cellular signaling proteins involved in receiving and promoting growth and survival information, enhancing gene activity, controlling cell division, and arresting angiogenesis. Rexahn’s integrated technology platforms serve to maximize efficiency in discovering and validating signaling targets while simultaneously screening and identifying lead tumor-targeted compounds. For a discussion of collaboration arrangements pursuant to which Rexahn obtains research and development services from universities, research institutions and other organizations, see “— Collaboration Agreements” and “— Certain Relationships and Related Transactions”.

Manufacturing

             Rexahn does not currently have the resources required for the commercial manufacture of its drug candidates. Rexahn currently outsources the manufacture of clinical trial samples of RX-0201 to contract manufacturers Raylo Chemicals Inc. for the raw materials and Formatech, Inc. for packaging and of RX-0047 to contract manufacturer Avecia Biotechnology Inc. for the raw materials. Rexahn is currently evaluating contract manufacturers for packaging RX-0047. Similarly, the manufacture of the small molecule drug candidates RX-0183 and RX-3117 is also expected be outsourced. Rexahn has no current plans to build internal manufacturing capacity for any product. Manufacturing will be accomplished through outsourcing or through partnerships with large pharmaceutical companies.

Intellectual Property

             Proprietary protection for Rexahn’s drug candidates, processes and know-how is important to Rexahn’s business. Rexahn plans to aggressively prosecute and defend its patents and proprietary technology. Rexahn’s policy is to file patent applications to protect technology, inventions, and improvements that are considered important to the development of Rexahn’s business. Rexahn also relies upon trade secrets, know-how, continuing technological innovation and licensing opportunities to develop and maintain its competitive position. See “— Collaboration Arrangements” and “— Certain Relationships and Related Transactions” for a description of the intellectual property rights Rexahn has or shares in connection with its collaborative research and development relationships with universities, research institutions and other organizations.

             Rexahn filed U.S. and PCT patent applications in August 2003 for anti-Akt compounds, including RX-0201 (published in December 2004, publication numbers US 2004/0265999 A1, WO 2004/016215, PCT 03/25250). In addition, Rexahn filed U.S. and PCT patent applications for anti-HIF compounds in January 2003, including RX-0047 (published in August 2004, publication numbers US 2004/0152655 A1 and PCT 04/02344). Rexahn has also filed U.S. provisional patent applications for the following: (i) in February 2004 for new anti-cancer quinazoline compounds, (ii) in April 2004 for new anti-cancer nucleoside products and (iii) in December 2004 for a drug target, cenexin, a polo-box binding protein. In December 2004, Rexahn also filed two Korean patent applications for new anti-cancer piperazine compounds.

Employees

             We currently have 11 employees, all of whom are based at our Rockville, Maryland office. Our employees are not covered by any collective bargaining agreement and we have never experienced a work stoppage. We believe our relationships with our employees are satisfactory.

Legal Proceedings

             We are not subject to any pending legal proceedings, nor are we aware of any threatened claim against it.

Properties

             We lease approximately 8,030 square feet of laboratory and office space in Rockville, Maryland. The facility is equipped with the requisite laboratory services required to conduct our business and we believe that our existing facilities are adequate to meet our needs for the foreseeable future. Our lease expires on June 30, 2009. We do not own any real property.

Indemnification of Directors and Officers

             We indemnify our directors and officers to the maximum extent permitted by Delaware law for the costs and liabilities of acting or failing to act in an official capacity. We also have purchased insurance for our directors and officers against all of the costs of such indemnification or against liabilities arising from acts or omissions of the insured person in cases where we may not have power to indemnify the person against such liabilities.

Collaboration and License Arrangements

             Rexahn has numerous collaborative research and development relationships with universities, research institutions and other organizations. Also see the discussion in “- Certain Relationships and Related Transactions”. A brief description of some of these relationships is below:

Ewha Womans University (“Ewha”). On March 1, 2004, Rexahn entered into an agreement with Ewha to collaborate with and sponsor Ewha’s research in the area of carbocyclic nucleoside research, which relates to its RX-3117 drug candidate. This agreement has been extended to February 28, 2006. If either Rexahn or Ewha is in default of its obligations under this agreement and fails to remedy such default within a 60-day cure period, this agreement automatically terminates. This Agreement may also be terminated by written agreement of Rexahn and Ewha. Under this agreement, Rexahn paid Ewha a one-time fee of $30,000 in March 2004. Pursuant to this agreement, Ewha must keep Rexahn advised of the research results and progress during the term of this agreement and to provide, as appropriate, a written report summarizing the research conducted in accordance with the research plan agreed to by Rexahn and Ewha. Intellectual property made or developed in the course of this agreement is or will be owned by Rexahn.

Georgetown University. On January 20, 2004, Rexahn entered into an agreement for Georgetown University to carry out research with respect to radiation-mediated Akt signaling pathways in human cancer, which relates to its RX-0201 drug candidate. This agreement has been extended to December 31, 2005. Under this agreement, as extended, Rexahn agreed to pay Georgetown University $96,000, $18,000 of which was paid upon execution of this agreement, $18,000 of which was paid in June 2004 and the remaining $60,000 of which was paid in March 2005. Pursuant to the terms of this agreement, Georgetown must submit a final report containing research results within 45 days of the termination of this agreement. Intellectual property made or developed under this agreement is jointly owned by Rexahn and Georgetown University.

In addition Rexahn entered into a clinical development agreement with Georgetown University with an effective period from April 5, 2004 through April 5, 2006. This agreement may be terminated by either Rexahn or Georgetown University immediately upon notice if certain events such as a U.S. governmental agency’s withdrawal of authorization and approval to perform the research take place or upon 30 days prior written notice. Pursuant to this agreement, Rexahn agreed to pay Georgetown University up to $223,126, which is based on the costs incurred by Georgetown University and assumes the enrollment and completion of 20 patients, payable in quarterly installments based on the progress of the treatment over the effective period of this agreement. During 2004, Rexahn paid $17,426 to Georgetown University under this agreement. Under the terms of this agreement, Georgetown University must provide Rexahn with case reports no later than 30 days after the termination date of this agreement or the date upon which Rexahn reasonably requests delivery of such case reports. Intellectual property arising out of this agreement is and will be owned by Rexahn.

Korea Research Institute of Chemical Technology (“KRICT”). On January 1, 2003, Rexahn entered into a collaboration agreement with KRICT with respect to research regarding protein kinases in human diseases, which relates to Rexahn’s piperazine-based anti-cancer drug candidates that are in early development stages. This agreement expired on December 31, 2004 by its terms. Pursuant to this agreement, Rexahn paid KRICT approximately $200,000 in four installments throughout the term of the agreement. Under this agreement, KRICT has submitted to Rexahn all of its significant research findings and accomplishments, and the respective obligations of KRICT and Rexahn under this agreement have been fulfilled. Intellectual property made or developed under this agreement is jointly owned by Rexahn and KRICT.

National Institutes of Health (“NIH”). On May 12, 2003, Rexahn entered into an agreement with NIH with respect to isolating and characterizing anti-polo kinase inhibitors, which supports potential anti-cancer drug candidate discovery. This agreement expires on May 12, 2005, and may be terminated by either party upon 30 days prior written notice. Under this agreement, Rexahn paid NIH $30,000 on May 15, 2003 and an additional $30,000 on June 22, 2004. No further payments are due under this agreement. Pursuant to this agreement, NIH must report in writing to Rexahn any invention or patent application filed thereon resulting from the research conducted under this agreement. Intellectual property made or developed under this agreement is or will be owned by NIH.

The University of Texas Southwestern Medical Center at Dallas (“The University of Texas”). On September 1, 2003, Rexahn entered into an agreement for The University of Texas to perform research on behalf of Rexahn with respect to Rexahn’s drug candidates RX-0201 and RX-0047. On June 1, 2004, Rexahn extended this agreement until February 28, 2005, when it expired by its terms. The obligations of The University of Texas and Rexahn under this agreement has been fulfilled. As consideration for services, Rexahn paid a total of $78,068 ($35,000 under the terms of the original agreement paid in 2003 and 2004, and an additional $43,068 payable in equal installments in 2003, 2004 and 2005 under the terms of the amendment) to The University of Texas. Under this agreement, intellectual property relating to inventions and discoveries made solely by The University of Texas belongs and will belong to The University of Texas; intellectual property relating to inventions and discoveries made solely by Rexahn belongs and will belong to Rexahn; and intellectual property relating to inventions and discoveries made jointly by The University of Texas and Rexahn jointly belongs and will jointly belong to The University of Texas and Rexahn.

Revaax Pharmaceuticals LLC (“Revaax”). On February 10, 2005, Rexahn licensed on an exclusive basis, with the right to sublicense, all of the intellectual property of Revaax, which includes five patents and 14 patent applications, with respect to certain chemical structures that have demonstrated in pre-clinical research the potential to treat certain behavioral disorders, such as anxiety, depression and cognitive disorders. This agreement expires upon the expiration of the royalty term for all licensed products in all countries, which is no earlier than August 2020 and could extend to August 2024. Either party may terminate this agreement early upon written notice if the other party fails to comply with any of its material obligations under this agreement and fails to cure such material breach within a 60-day cure period. In addition, Rexahn may terminate this agreement upon 90 days’ prior written notice for any reason and Revaax may terminate this agreement upon written notice only if a bankruptcy-related petition is filed against Rexahn or Rexahn makes or executes an assignment of substantially all of its assets for the benefit of its creditors. This agreement provides for an initial license fee of $375,000 to be paid to Revaax in eight quarterly installments. In addition, Rexahn will make the following milestone payments to Revaax for each licensed product under the agreement: $500,000 upon initiation of a pivotal trial for the first disease treatment indication for the licensed product; $250,000 upon initiation of pivotal trials for the next four distinct disease treatment indications for the licensed product; and $125,000 upon initiation of any other pivotal trial for any additional distinct disease treatment indication for the licensed product. Furthermore, Rexahn will pay Revaax for each licensed product under the agreement: $5 million upon receipt of the first marketing approval for the licensed product; $2.5 million upon receipt of the next four marketing approvals for the licensed product; and $1.25 million upon receipt of any other marketing approval for the licensed product. Notwithstanding the milestone payment arrangement described above, Rexahn is not obligated to make any milestone payment with respect to milestone events for which Rexahn receives sublicense revenues and is obligated to pay Revaax 25% of such sublicense revenues as described below. Rexahn will also pay Revaax royalties for each licensed product under the agreement as follows: 4% of the net sales of the licensed product during a calendar year that are equal to or less than $250 million; 5% of the net sales of the licensed product during a calendar year that are greater than $250 million but equal to or less than $500 million; 6% of the net sales of the licensed product during a calendar year that are greater than $500 million but equal to or less than $750 million; and 7% of the net sales of the licensed product during a calendar year that are greater than $750 million. In addition, Rexahn will pay Revaax a share of the sublicense royalty revenue received as follows: 15% of all sublicense royalty revenues, until such time as the aggregate discount amount, which is based on a certain formula that takes into account sublicense royalty revenues received by Rexahn, reaches an amount equal to three times the net expenditures incurred by the licensee and thereafter, 25% of sublicense royalty revenues corresponding to that portion of aggregate sales of licensed products by a sublicense during a calendar year that is less than or equal to $500 million; and 33% of sublicense royalty revenues corresponding to that portion of aggregate net sales of licensed products by a sublicense during a calendar year that exceeds $500 million.

Certain Relationships and Related Transactions

             On February 6, 2003, Rexahn entered into a research collaboration agreement with Rexgene Biotech Co., Ltd. (“Rexgene”), the holder of approximately 11.5% of outstanding Rexahn Pharmaceuticals common stock. Dr. Young-Soon Park, holder of approximately 7.4% of outstanding Rexahn Pharmaceuticals common stock and a director of Rexahn, served as the Chairman of Rexgene Biotech until 2003. Mr. Suk Hyung Kwon, the holder of approximately 5.3% of outstanding Rexahn Pharmaceuticals common stock and a director of Rexahn, has been the Chief Executive Officer and President of Rexgene since 1998, and currently holds approximately 13.4% of Rexgene’s outstanding common stock.

             Under the agreement Rexahn and Rexgene agreed to jointly develop and implement a research and development plan (including conducting clinical and animal trials in various countries and exchanging data derived from such trials) in order to register RX-0201, one of Rexahn’s drug candidates, for sale and use in Asian countries. Rexahn contributed a license to technology relating to RX-0201, and Rexgene contributed $1,500,000 as initial contributions under the agreement. In addition, Rexgene agreed to conduct clinical trials in Asian countries at its own expense, and Rexahn agreed to conduct clinical and animal trials in the United States and in non-Asian countries at its own expense. Rexahn and Rexgene also agreed to share data, improvements, developments, discoveries and inventions resulting from the agreement. Under the agreement, Rexgene also received an exclusive license from Rexahn to exploit any results from the research development in Asian countries, and Rexahn received an exclusive license to exploit any results from the research and development everywhere in non-Asian countries. Pursuant to the terms of the agreement, Rexgene also agreed to pay Rexahn 3% of the profits derived from the sale of RX-0201 in Asian countries. The agreement, if not earlier terminated by either Rexahn or Rexgene, will terminate on the expiration of the patents resulting from the agreement, or if no such patents are granted, 20 years from February 6, 2003.

             On September 3, 2003, Rexahn entered into a joint research and development agreement with Chong Kun Dang Pharmaceutical Corp. (“CKD”), the holder of approximately 7.2% of outstanding Rexahn Pharmaceuticals common stock. Mr. Jang Han Rhee, holder of approximately 4.8% of outstanding Rexahn Pharmaceuticals common stock and a director of Rexahn, has served as Chairman and Representative Director of CKD since 1994, and currently holds approximately 17.8% of CKD’s outstanding common stock.

             Under the agreement, Rexahn and CKD agreed to cooperate in the research and development of a variety of new pharmaceutical compounds for human use in their own capacities. Each of CKD and Rexahn has performed and will continue to perform research, development and other obligations under the agreement at its own expense. CKD and Rexahn equally own all information, data, discoveries and all other results, either patentable or non-patentable, made or developed in connection with or arising out of the agreement. All profits derived from or in connection with the agreement will be allocated to CKD and Rexahn in proportion to their relative contributions based on certain ratios, which vary depending upon a particular research and development phase during which the profits are earned. The agreement, if not earlier terminated by either Rexahn or CKD, will last until the expiration of any intellectual property rights pertaining to information, data, discoveries and all other results made or developed in connection with or arising out of the agreement.

RISK FACTORS

             You should carefully consider the risks described below together with the other information included in this Current Report on Form 8-K. Our business, financial condition or results of operations could be adversely affected by any of these risks. If any of these risks occur, the value of our common stock could decline. Since the Rexahn business is our sole operating business, all references to Rexahn in the following risk factors for periods after the Merger shall refer to the combined Company and Rexahn.

Risks Related to Investing in Our Common Stock

An investment in shares of Rexahn Pharmaceuticals common stock is very speculative and involves a very high degree of risk.

             To date, Rexahn has generated no revenues from product sales and only minimal revenues from a research agreement with a minority shareholder of Rexahn, and interest on bank account balances and short-term investments. Rexahn’s accumulated deficit as of December 31, 2004, 2003 and 2002 was $7,854,783, $4,581,341 and $1,806,266, respectively. For the years ended December 31, 2004, 2003 and 2002, Rexahn had net losses of $3,273,442, $2,775,075 and $1,181,157, respectively, primarily as a result of expenses incurred through a combination of research and development activities related to the various technologies under its control and expenses supporting those activities. Rexahn’s independent auditors have included an explanatory paragraph in their audit report issued in connection with Rexahn’s financial statements, which states that Rexahn’s recurring operating losses since inception raise substantial doubt about its ability to continue as a going concern. Until Rexahn receives approval from the FDA and other regulatory authorities for its drug candidates, Rexahn cannot sell its drugs and will not have product revenues. Therefore, for the foreseeable future, Rexahn will have to fund all of its operations and capital expenditures from the net proceeds of any equity or debt offerings, cash on hand, licensing fees and grants. Although Rexahn plans to pursue additional financing, there can be no assurance that Rexahn will be able to secure financing when needed or obtain such financing on terms satisfying to Rexahn, if at all.

The market price of our common stock may fluctuate significantly.

             The market price of Rexahn Pharmaceuticals common stock may fluctuate significantly in response to factors, some of which are beyond our control, such as:

o	the announcement of new products or product enhancements by us or our competitors;

o	developments concerning intellectual property rights and regulatory approvals;

o	variations in our and our competitors' results of operations;

o	changes in earnings estimates or recommendations by securities analysts;

o	developments in the biotechnology industry; and

o	general market conditions and other factors, including factors unrelated to our own operating performance.

             Further, the stock market in general, and the market for biotechnology companies in particular, has recently experienced extreme price and volume fluctuations. Continued market fluctuations could result in extreme volatility in the price of Rexahn Pharmaceuticals common stock, which could cause a decline in the value of Rexahn Pharmaceuticals common stock. You should also be aware that price volatility might be worse if the trading volume of Rexahn Pharmaceuticals common stock is low. We have not paid, and do not expect to pay, any cash dividends because we anticipate that any earnings generated from future operations will be used to finance our operations and as a result, you will not realize any income from an investment in Rexahn Pharmaceuticals common stock until and unless you sell your shares at a profit.

             Some or all of the “restricted” shares of Rexahn Pharmaceuticals common stock issued to former Rexahn stockholders in the Merger or held by other stockholders may be offered from time to time in the open market pursuant to Rule 144, and these sales may have a depressive effect on the market for Rexahn Pharmaceuticals common stock. In general, a person who has held restricted shares for a period of one year may, upon filing with the SEC a notification on Form 144, sell into the market common stock in an amount equal to 1 percent of the outstanding shares. Of the 41,538,630 shares of Rexahn Pharmaceuticals common stock expected to be issued and outstanding immediately following the Merger, approximately 40,980,830 shares, or 98.7% of outstanding Rexahn Pharmaceuticals common stock, would satisfy the one-year holding period required under Rule 144 (assuming no intervening transfers from the Company or an affiliate of the Company that would reset the holding period) on the first anniversary of the consummation of the Merger and would be eligible for resale under Rule 144, subject to the volume limitation of 1% of outstanding shares (approximately 415,386 shares) that are permitted to be sold by each holder during a three month period. Any of the restricted shares may be sold by a non-affiliate after they have been held two years.

Because Rexahn became public by means of a reverse merger, we may not be able to attract the attention of major brokerage firms.

             Additional risks may exist because Rexahn became public through a “reverse merger”. Security analysts of major brokerage firms may not cover us since there is no incentive to brokerage firms to recommend the purchase of Rexahn Pharmaceuticals common stock. No assurance can be given that brokerage firms will want to conduct any secondary offerings on our behalf in the future.

Trading of our common stock is limited.

             Trading of Rexahn Pharmaceuticals common stock is currently conducted on the National Association of Securities Dealers’ Over-the-Counter Bulletin Board, or “OTC-BB” and CPRD common stock was traded on the OTC-BB prior to the Merger. The liquidity of our securities has been limited, not only in terms of the number of securities that can be bought and sold at a given price, but also through delays in the timing of transactions and reduction in security analysts’ and the media’s coverage of us.

             These factors may result in lower prices for Rexahn Pharmaceuticals common stock than might otherwise be obtained and could also result in a larger spread between the bid and asked prices for Rexahn Pharmaceuticals common stock. Currently, there are approximately 40 holders of record of Rexahn Pharmaceuticals common stock.

Because our common stock may be a “penny stock,” it may be more difficult for you to sell shares of our common stock, and the market price of our common stock may be adversely affected.

             Rexahn Pharmaceuticals common stock may be a “penny stock” if, among other things, the stock price is below $5.00 per share, it is not listed on a national securities exchange or approved for quotation on the Nasdaq Stock Market, or it has not met certain net tangible asset or average revenue requirements. Broker-dealers who sell penny stocks must provide purchasers of these stocks with a standardized risk-disclosure document prepared by the SEC. This document provides information about penny stocks and the nature and level of risks involved in investing in the penny-stock market. A broker must also give a purchaser, orally or in writing, bid and offer quotations and information regarding broker and salesperson compensation, make a written determination that the penny stock is a suitable investment for the purchaser, and obtain the purchaser’s written agreement to the purchase. Broker-dealers must also provide customers that hold penny stock in their accounts with such broker-dealer a monthly statement containing price and market information relating to the penny stock. If a penny stock is sold to you in violation of the penny stock rules, you may be able to cancel your purchase and get your money back. If applicable, the penny stock rules may make it difficult for you to sell your shares of Rexahn Pharmaceuticals stock. Because of the rules and restrictions applicable to a penny stock, there is less trading in penny stocks and the market price of Rexahn Pharmaceuticals common stock may be adversely affected. Also, many brokers choose not to participate in penny stock transactions. Accordingly, you may not always be able to resell shares of Rexahn Pharmaceuticals common stock publicly at times and prices that you feel are appropriate.

Risks Related to Our New Business

Rexahn currently has no product revenues and will need to raise additional capital to operate its business.

             To date, Rexahn has generated no product revenues. Until Rexahn receives approval from the FDA and other regulatory authorities for its drug candidates, Rexahn cannot sell its drugs and will not have product revenues. Therefore, for the foreseeable future, Rexahn will have to fund all of its operations and capital expenditures from the net proceeds of any equity or debt offerings, cash on hand, licensing fees and grants. Rexahn will need additional financing, which may not be available on favorable terms, if at all. Over the next 12 months, Rexahn expects to spend a minimum of approximately $3 million on clinical development for Phase I and Phase II clinical trials of RX-0201, $1.5 million on general corporate expenses, and $250,000 on facilities rent. Based on its current plans and its capital resources (including the proceeds of its February 2005 financing), Rexahn believes that its cash and cash equivalents will be sufficient to enable it to meet its minimum planned operating needs for at least the next 12 months, which would entail focusing Rexahn’s resources on Phase I and Phase II clinical trials of RX-0201 and slowing down product development of other drug candidates. However, changes may occur that would consume its existing capital at a faster rate than projected, including, among others, the progress of its research and development efforts, the cost and timing of regulatory approvals and the costs of protecting its intellectual property rights. Following completion of the Merger, Rexahn may seek additional financing to implement and fund longer-term product development, clinical trial and research and development efforts to the maximum extent of its operating plan, including pre-clinical studies and Phase I clinical trials for RX-0047 and in-vivo animal and pre-clinical studies and Phase I clinical trials for RX-0183, RX-3117 and other new product candidates, as well as other research and development projects, which together with the minimum operating plan for the next 12 months, could aggregate $20 million through the first quarter of 2007. If Rexahn is unable to secure additional financing in the future on acceptable terms, or at all, Rexahn may be unable to commence or complete planned pre-clinical and clinical trials or obtain approval of its drug candidates from the FDA and other regulatory authorities. In addition, Rexahn may be forced to reduce or discontinue product development or product licensing, reduce or forego sales and marketing efforts and forego attractive business opportunities in order to improve its liquidity to enable it to continue operations. Any additional sources of financing will likely involve the sale of Rexahn Pharmaceuticals’ equity securities, which will have a dilutive effect on stockholders.

Rexahn is not currently profitable and may never become profitable.

             Rexahn has generated no revenues to date from product sales. Rexahn’s accumulated deficit as of December 31, 2004, 2003 and 2002 was $7,854,783, $4,581,341 and $1,806,266, respectively. For the years ended December 31, 2004, 2003 and 2002, Rexahn had net losses of $3,273,442, $2,775,075 and $1,181,157, respectively, primarily as a result of expenses incurred through a combination of research and development activities related to the various technologies under its control and expenses supporting those activities. Even if Rexahn succeeds in developing and commercializing one or more of its drug candidates, Rexahn expects to incur substantial losses for the foreseeable future and may never become profitable. Rexahn also expects to continue to incur significant operating and capital expenditures and anticipates that its expenses will increase substantially in the foreseeable future as Rexahn:

o	continues to undertake pre-clinical development and clinical trials for its current and new drug candidates;

o	seeks regulatory approvals for its drug candidates;

o	implements additional internal systems and infrastructure;

o	seeks to license in additional technologies to develop; and

o	hires additional personnel.

             Rexahn also expects to continue to experience negative cash flow for the foreseeable future as Rexahn funds its operating losses and capital expenditures. As a result, Rexahn will need to generate significant revenues in order to achieve and maintain profitability. Rexahn may not be able to generate these revenues or achieve profitability in the future. Rexahn’s failure to achieve or maintain profitability could negatively impact the value of Rexahn Pharmaceuticals common stock.

Rexahn has a limited operating history upon which to base an investment decision.

             Rexahn is a development-stage company that was founded in 2001. Rexahn has only four drug candidates. To date, Rexahn has not demonstrated an ability to perform the functions necessary for the successful commercialization of any of its drug candidates. The successful commercialization of Rexahn’s drug candidates will require it to perform a variety of functions, including:

o	continuing to undertake pre-clinical development and clinical trials;

o	participating in regulatory approval processes;

o	formulating and manufacturing products; and

o	conducting sales and marketing activities.

             Rexahn’s operations have been limited to organizing and staffing its company, acquiring, developing and securing its proprietary technology and undertaking, through third parties, pre-clinical trials and clinical trials of its principal drug candidates. To date, only one drug candidate, RX-0201, is in the early stages of Phase I clinical trials and the other three drug candidates will soon move into the pre-clinical toxicology trial phase of development. These operations provide a limited basis for you to assess Rexahn’s ability to commercialize its drug candidates and the advisability of investing in Rexahn Pharmaceuticals.

Rexahn’s independent auditors’ opinion on its audited financial statements includes a going concern qualification.

             Rexahn’s independent auditors have included an explanatory paragraph in their audit report issued in connection with Rexahn’s financial statements, which states that Rexahn’s recurring operating losses since inception raise substantial doubt about Rexahn’s ability to continue as a going concern. Rexahn’s financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should Rexahn be unable to continue as a going concern.

             For the foreseeable future, Rexahn will have to fund all of its operations and capital expenditures from the net proceeds of any equity or debt offerings, cash on hand, licensing fees and grants. Although Rexahn plans to pursue additional financing, there can be no assurance that Rexahn will be able to secure financing when needed or obtain such financing on terms satisfactory to Rexahn, if at all, or that any additional funding Rexahn does obtain will be sufficient to meet its needs in the long term. Obtaining additional financing may be more difficult because of the uncertainty regarding Rexahn’s ability to continue as a going concern. If Rexahn is unable to secure additional financing in the future on acceptable terms, or at all, Rexahn may be unable to complete planned pre-clinical and clinical trials or obtain approval of its drug candidates from the FDA and other regulatory authorities. In addition, Rexahn could be forced to reduce or discontinue product development or product licensing, reduce or forego sales and marketing efforts and forego attractive business opportunities in order to improve its liquidity to enable it to continue operations. Rexahn may also be forced to abandon development of several of the earlier stage drug candidates, which will significantly impair its ability to generate product revenues.

Rexahn may not obtain the necessary U.S. or worldwide regulatory approvals to commercialize its drug candidates.

             Rexahn will need FDA approval to commercialize its drug candidates in the U.S. and approvals from the FDA-equivalent regulatory authorities in foreign jurisdictions to commercialize its drug candidates in those jurisdictions. In order to obtain FDA approval of any of its drug candidates, Rexahn must submit to the FDA a New Drug Application, or NDA, demonstrating that the drug candidate is safe for humans and effective for its intended use. This demonstration requires significant research and animal tests, which are referred to as pre-clinical studies, as well as human tests, which are referred to as clinical trials. Satisfaction of the FDA’s regulatory requirements typically takes many years, and depends upon the type, complexity and novelty of the drug candidate and requires substantial resources for research, development and testing. Rexahn cannot predict whether its research and clinical approaches will result in drugs that the FDA considers safe for humans and effective for indicated uses. Two of Rexahn’s four drug candidates, RX-0201 and RX-0047, are ASO compounds. To date, the FDA has not approved any NDAs for any ASO compounds. In addition, both RX-0201 and RX-0047 are of a drug class (Akt inhibitor, in the case of RX-0201, and HIF inhibitor, in the case of RX-0047) that has not been approved by the FDA to date. After the clinical trials are completed, the FDA has substantial discretion in the drug approval process and may require Rexahn to conduct additional pre-clinical and clinical testing or to perform post-marketing studies.

             The approval process may also be delayed by changes in government regulation, future legislation or administrative action or changes in FDA policy that occur prior to or during its regulatory review. Delays in obtaining regulatory approvals may:

o	delay commercialization of, and Rexahn's ability to derive product revenues from, its drug candidates;

o	impose costly procedures on Rexahn; and

o	diminish any competitive advantages that Rexahn may otherwise enjoy.

             Even if Rexahn complies with all FDA requests, the FDA may ultimately reject one or more of its NDAs. Rexahn cannot be sure that it will ever obtain regulatory clearance for its drug candidates. Failure to obtain FDA approval of any of its drug candidates will severely undermine Rexahn’s business by reducing its number of salable products and, therefore, corresponding product revenues.

             In foreign jurisdictions, Rexahn must receive approval from the appropriate regulatory authorities before it can commercialize its drugs. Foreign regulatory approval processes generally include all of the risks associated with the FDA approval procedures described above.

Rexahn cannot assure you that it will receive the approvals necessary to commercialize it drug candidates for sale outside the United States.

Rexahn’s drug candidates are in early stages of clinical trials.

             Rexahn’s drug candidates are in an early stage of development and require extensive clinical testing, which are very expensive, time-consuming and difficult to design. In 2004, the FDA approved Rexahn’s IND application for RX-0201 and Rexahn initiated a Phase I clinical trial of RX-0201 at Lombardi Comprehensive Cancer Center, Georgetown Medical Center, Washington, D.C. Pre-clinical studies to support an IND application for each of RX-0047, RX-0183 and RX-3117 are still under development and Rexahn does not expect to commence Phase I clinical trials for these drug candidates until at least the first quarter of 2006, third quarter of 2006 and fourth quarter of 2006, respectively. Rexahn cannot predict with any certainty that it will ever receive regulatory approval to sell its drug candidates.

Clinical trials are very expensive, time-consuming and difficult to design and implement.

             Human clinical trials are very expensive and difficult to design and implement, in part because they are subject to rigorous regulatory requirements. For example, to date the Phase I clinical trials for RX-0201 have cost approximately $750,000 and Rexahn estimates that it will require an additional approximately $300,000 to complete the trial. The clinical trial process is also time consuming. Rexahn estimates that clinical trials of its current drug candidates will take at least several years to complete. Furthermore, failure can occur at any stage of the trials, and Rexahn could encounter problems that cause it to abandon or repeat clinical trials. The commencement and completion of clinical trials may be delayed by several factors, including:

o	unforeseen safety issues;

o	determination of dosing issues;

o	lack of effectiveness during clinical trials;

o	reliance on third party suppliers for the supply of drug candidate samples;

o	slower than expected rates of patient recruitment;

o	inability to monitor patients adequately during or after treatment;

o	inability or unwillingness of medical investigators and institutional review boards to follow Rexahn's clinical protocols; and

o	lack of sufficient funding to finance the clinical trials.

             Although to date, Rexahn has not experienced any significant delays in its Phase I clinical trials for RX-0201, other than a two-month delay due to delays in obtaining drug candidate samples, there can be no assurance that delays in the RX-0201 Phase I clinical trial or other future clinical trials will not occur.

             In addition, Rexahn or the FDA may suspend its clinical trials at any time if it appears that Rexahn is exposing participants to unacceptable health risks or if the FDA finds deficiencies in Rexahn’s IND submissions or the conduct of these trials.

If the results of Rexahn’s clinical trials may not support its drug candidate claims, the completion of development of such drug candidate may be significantly delayed or Rexahn may be forced to abandon development altogether, which will significantly impair its ability to generate product revenues.

             Even if its clinical trials are completed as planned, Rexahn cannot be certain that their results will support its drug candidate claims. Success in pre-clinical testing and early clinical trials does not ensure that later clinical trials will be successful, and Rexahn cannot be sure that the results of later clinical trials will replicate the results of prior clinical trials and pre-clinical testing. The clinical trial process may fail to demonstrate that Rexahn’s drug candidates are safe for humans and effective for indicated uses. This failure would cause Rexahn to abandon a drug candidate and may delay development of other drug candidates. Any delay in, or termination of, its clinical trials will delay the filing of Rexahn’s NDAs with the FDA and, ultimately, its ability to commercialize its drug candidates and generate product revenues. In addition, Rexahn’s clinical trials involve a small patient population, less than 20 for RX-0201. Because of the small sample size, the results of these early clinical trials may not be indicative of future results.

If physicians and patients do not accept and use Rexahn’s drugs, our ability to generate revenue from sales of our products will be materially impaired.

             Even if the FDA approves Rexahn’s drug candidates, physicians and patients may not accept and use them. Future acceptance and use of Rexahn’s products will depend upon a number of factors including:

o	perceptions by members of the health care community, including physicians, about the safety and effectiveness of Rexahn's drugs;

o	pharmacological benefit and cost-effectiveness of Rexahn's product relative to competing products;

o	availability of reimbursement for its products from government or other healthcare payers;

o	effectiveness of marketing and distribution efforts by Rexahn and its licensees and distributors, if any; and

o	the price at which Rexahn sell its products.

             Because Rexahn expects sales of its current drug candidates, if approved, to generate substantially all of its product revenues for the foreseeable future, the failure of any of these drugs to find market acceptance would harm its business and could require Rexahn to seek additional financing.

Because Rexahn’s drug development program depends upon third-party researchers, the results of its clinical trials and such research activities are, to a certain extent, beyond its control.

             Rexahn depends upon independent investigators and collaborators, such as universities and medical institutions, to conduct its pre-clinical and clinical trials under agreements with Rexahn. For example, the Phase I clinical trials of RX-0201 are being conducted at the Lombardi Comprehensive Cancer Center of Georgetown Medical Center with the assistance of Amarex, LLC, a pharmaceutical clinical research service provider who will be responsible for creating the reports that will be submitted to the FDA. Also, Rexahn relied on TherImmune Research Corporation (currently Gene Logic Laboratories, Inc.), a discovery and pre-clinical service provider, to summarize RX-0201’s pre-clinical data. These collaborators are not Rexahn’s employees and Rexahn cannot control the amount or timing of resources that they devote to its programs. These investigators may not assign as great a priority to Rexahn’s programs or pursue them as diligently as Rexahn would if it were undertaking such programs itself. If outside collaborators fail to devote sufficient time and resources to Rexahn’s drug-development programs, or if their performance is substandard, the approval of Rexahn’s FDA applications, if any, and its introduction of new drugs, if any, may be delayed. These collaborators may also have relationships with other commercial entities, some of whom may compete with Rexahn. If Rexahn’s collaborators assist its competitors at its expense, Rexahn’s competitive position would be harmed.

Rexahn relies exclusively on third parties to formulate and manufacture its drug candidates, which exposes Rexahn to a number of risks that may delay development, regulatory approval and commercialization of Rexahn’s products or result in higher product costs.

             Rexahn has no experience in drug formulation or manufacturing and does not intend to establish its own manufacturing facilities. Rexahn lacks the resources and expertise to formulate or manufacture its own drug candidates. For example, Rexahn has entered into contracts with third-party manufacturers such as Raylo Chemicals Inc., Formatech, Inc. and Avecia Biotechnology Inc. to manufacture, supply, store and distribute supplies of its drug candidates for its clinical trials. If any of Rexahn’s drug candidates receive FDA approval, Rexahn will rely on these or other third-party contractors to manufacture its drugs. Rexahn’s anticipated future reliance on a limited number of third-party manufacturers, exposes Rexahn to the following potential risks:

o	Rexahn may be unable to identify manufacturers on acceptable terms or at all because the number of potential manufacturers is limited and the FDA must approve any replacement contractor. This approval would require new testing and compliance inspections. In addition, a new manufacturer would have to be educated in, or develop substantially equivalent processes for, the production of Rexahn’s products after receipt of FDA approval, if any.

o	Rexahn’s third-party manufacturers might be unable to formulate and manufacture its drugs in the volume and of the quality required to meet its clinical needs and commercial needs. For example, Rexahn experienced a two-month delay in the development timeline for RX-0201 due to delays in obtaining RX-0201 samples.

o	Rexahn’s contract manufacturers may not perform as agreed or may not remain in the contract manufacturing business for the time required to supply its clinical trials or to successfully produce, store and distribute its products.

o	Drug manufacturers are subject to ongoing periodic unannounced inspection by the FDA, the Drug Enforcement Agency, or DEA, and corresponding state agencies to ensure strict compliance with good manufacturing practice and other government regulations and corresponding foreign standards. Rexahn does not have control over third-party manufacturers’ compliance with these regulations and standards, but Rexahn may be ultimately responsible for any of their failures.

o	If any third-party manufacturer makes improvements in the manufacturing process for its products, Rexahn may not own, or may have to share, the intellectual property rights to the innovation.

             Each of these risks could delay Rexahn’s clinical trials, the approval, if any, of Rexahn’s drug candidates by the FDA, or the commercialization of Rexahn’s drug candidates or result in higher costs or deprive it of potential product revenues.

Rexahn has no experience selling, marketing or distributing products and no internal capability to do so.

             Rexahn currently has no sales, marketing or distribution capabilities. While Rexahn intends to have a role in the commercialization of its products, it does not anticipate having the resources in the foreseeable future to globally develop sales and marketing capabilities for all of its proposed products. Rexahn’s future success depends, in part, on its ability to enter into and maintain collaborative relationships with other companies having sales, marketing and distribution capabilities, the collaborator’s strategic interest in the products under development and such collaborator’s ability to successfully market and sell any such products. For example, Rexahn has entered into a collaboration agreement with Rexgene for the sale and marketing of RX-0201 in Asia. Rexahn intends to pursue additional collaborative arrangements regarding the sales and marketing of its products; however, it cannot assure you that it will be able to establish or maintain such collaborative arrangements, or if able to do so, that they will have effective sales forces. To the extent that Rexahn decides not to, or is unable to, enter into collaborative arrangements with respect to the sales and marketing of its proposed products, significant capital expenditures, management resources and time will be required to establish and develop an in-house marketing and sales force with technical expertise. Rexahn cannot assure you that it will be able to establish or maintain relationships with third party collaborators or develop in-house sales and distribution capabilities. To the extent that Rexahn depends on third parties for marketing and distribution, any revenues it receives will depend upon the efforts of such third parties, as well as the terms of its agreements with such third parties, which cannot be predicted at this early stage of its development. Rexahn cannot assure you that such efforts will be successful. In addition, Rexahn cannot assure you that it will be able to market and sell its products in the United States or overseas.

Developments by competitors may render Rexahn’s products or technologies obsolete or non-competitive.

             Rexahn will compete against fully integrated pharmaceutical companies and smaller companies that are collaborating with larger pharmaceutical companies, academic institutions, government agencies and other public and private research organizations, such as Antigenics Inc., Genta Incorporated, Imclone Systems Incorporated, Human Genome Sciences, Inc., Kosan Biosciences Incorporated and Medimmune, Inc. In addition, many of these competitors, either alone or together with their collaborative partners, operate larger research and development programs and have substantially greater financial resources than Rexahn does, as well as significantly greater experience in:

o	developing drugs;

o	undertaking pre-clinical testing and human clinical trials;

o	obtaining FDA and other regulatory approvals of drugs;

o	formulating and manufacturing drugs; and

o	launching, marketing and selling drugs.

             Large pharmaceutical companies such as Bristol-Myers, Squibb, Eli-Lilly, Novartis and Glaxo-SmithKline currently sell both generic and proprietary compounds for the treatment of cancer. In addition, companies pursuing different but related fields represent substantial competition. Many of these organizations have substantially greater capital resources, larger research and development staffs and facilities, longer drug development history in obtaining regulatory approvals and greater manufacturing and marketing capabilities than Rexahn does. These organizations also compete with Rexahn to attract qualified personnel, parties for acquisitions, joint ventures or other collaborations.

If Rexahn fails to adequately protect or enforce its intellectual property rights or secure rights to patents of others, the value of its intellectual property rights would diminish and its business and competitive position would suffer.

             Rexahn’s success, competitive position and future revenues will depend in part on its ability and the abilities of its licensors to obtain and maintain patent protection for its products, methods, processes and other technologies, to preserve its trade secrets, to prevent third parties from infringing on its proprietary rights and to operate without infringing the proprietary rights of third parties. Rexahn has filed U.S. and PCT patent applications for anti-Akt compounds, including RX-0201, anti-HIF compounds, including RX-0047. Rexahn has also filed three U.S. provisional patent applications for new anti-cancer quinazoline compounds, new anti-cancer nucleoside products and a drug target, cenexin, a polo-box binding protein. In December 2004, Rexahn also filed two Korean patent applications for new anti-cancer piperazine compounds. Through its licensing agreement with Revaax, Rexahn holds exclusive rights to five patents and 14 patent applications, with respect to certain chemical structures related to antibiotics, but without antibiotic efficacy.

             However, Rexahn cannot predict:

o	the degree and range of protection any patents will afford Rexahn against competitors, including whether third parties will find ways to invalidate or otherwise circumvent its licensed patents;

o	if and when patents will issue;

o	whether or not others will obtain patents claiming aspects similar to those covered by its licensed patents and patent applications; or

o	whether it will need to initiate litigation or administrative proceedings which may be costly whether it wins or loses.

             Rexahn’s success also depends upon the skills, knowledge and experience of its scientific and technical personnel, its consultants and advisors as well as its licensors and contractors. To help protect its proprietary know-how and its inventions for which patents may be unobtainable or difficult to obtain, Rexahn relies on trade secret protection and confidentiality agreements. To this end, Rexahn requires all of its employees to enter into agreements which prohibit the disclosure of confidential information and, where applicable, require disclosure and assignment to it of the ideas, developments, discoveries and inventions important to its business. These agreements may not provide adequate protection for its trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure or the lawful development by others of such information. If any of Rexahn’s trade secrets, know-how or other proprietary information is disclosed, the value of its trade secrets, know-how and other proprietary rights would be significantly impaired and its business and competitive position would suffer.

If Rexahn infringes the rights of third parties it could be prevented from selling products, forced to pay damages, and defend against litigation.

             If Rexahn’s products, methods, processes and other technologies infringe the proprietary rights of other parties, it could incur substantial costs and it may have to:

o	obtain licenses, which may not be available on commercially reasonable terms, if at all;

o	redesign its products or processes to avoid infringement;

o	stop using the subject matter claimed in the patents held by others, which could cause it to lose the use of one or more of its drug candidates;

o	pay damages; or

o	defend litigation or administrative proceedings which may be costly whether Rexahn wins or loses, and which could result in a substantial diversion of its management resources.

             Although to date, Rexahn has not received any claims of infringement by any third parties, as its drug candidates move into clinical trials and commercialization, the public profile of Rexahn and its drug candidates may be raised and generate such claims.

Rexahn’s license agreement with Revaax may be terminated in the event Rexahn commits a material breach, the result of which would significantly harm its business prospects.

             Rexahn’s license agreement with Revaax is subject to termination by Revaax if Rexahn materially breaches those agreements, including breaches with respect to certain installment payments and royalty payments, if such breaches are not cured within a 60-day period. The agreement also provides that it may be terminated if Rexahn becomes involved in a bankruptcy, insolvency or similar proceeding. If this license agreement is terminated, Rexahn will lose all of its rights to develop and commercialize the licensed compounds, which would significantly harm its business and future prospects.

If Rexahn is unable to successfully manage its growth, Rexahn’s business may be harmed.

             In addition to its own internally developed drug candidates, Rexahn seeks to review proactively opportunities to license in and advance compounds in oncology and other therapeutic areas that are strategic and have value creating potential to take advantage of its development know-how. Rexahn is actively pursuing additional drug candidates to acquire for development. Such additional drug candidates could significantly increase Rexahn’s capital requirements and place further strain on the time on Rexahn’s existing personnel, which may delay or otherwise adversely affect the development of Rexahn’s existing drug candidates if Rexahn’s employees do not have the time necessary to devote to developing those drug candidates or Rexahn does not have the necessary capital resources to develop all of its drug candidates. Alternatively, Rexahn may be required to hire even more employees, further increasing the size of its organization and related expenses. If Rexahn is unable to manage its growth effectively, Rexahn may not efficiently use its resources, which may delay the development of its drug candidates and negatively impact its business, results of operations and financial condition.

Rexahn may not be able to attract and retain qualified personnel necessary for the development and commercialization of its drug candidates. Its success may be negatively impacted if key personnel leave.

             Attracting and retaining qualified personnel will be critical to Rexahn’s future success. Rexahn competes for qualified individuals with numerous biopharmaceutical companies, universities and other research institutions. Competition for such individuals is intense, and Rexahn cannot assure you that it will be successful.

             The loss of the technical knowledge and management and industry expertise of any of our key personnel, especially Dr. Chang H. Ahn, our Chairman and Chief Executive Officer and regulatory expert, could result in delays in product development and diversion of management resources, which could adversely affect its operating results. We do not have “key person” life insurance policies for any of our officers nor do we have an employment agreement with Dr. Ahn.

Rexahn may incur substantial liabilities and may be required to limit commercialization of its products in response to product liability lawsuits.

             The testing and marketing of medical products entail an inherent risk of product liability. If Rexahn cannot successfully defend itself against product liability claims, it may incur substantial liabilities or be required to limit commercialization of its products. Rexahn’s inability to obtain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of pharmaceutical products Rexahn develops, alone or with collaborators. Although Rexahn currently carries clinical trial insurance and product liability insurance, Rexahn, or any collaborators, may not be able to maintain such insurance at a reasonable cost. Even if its agreements with any future collaborators entitle Rexahn to indemnification against losses, such indemnification may not be available or adequate should any claim arise.

PRINCIPAL STOCKHOLDERS

             The table below sets forth the beneficial ownership of Rexahn Pharmaceuticals common stock as of May 13, 2005, after giving effect to the Merger, by the following individuals or entities:

o	each person, or group of affiliated persons, known to us to own beneficially own 5% or more of the outstanding Rexahn Pharmaceutical common stock;

o	each director of Rexahn Pharmaceuticals;

o	each executive officer of Rexahn Pharmaceuticals; and

o	all of the directors and executive officers of Rexahn Pharmaceuticals as a group.

             Beneficial ownership is determined in accordance with the rules of the Commission. The percentage of beneficial ownership set forth below gives effect to the issuance of 38,140,830 shares of Rexahn Pharmaceuticals common stock in the Merger and is based on 41,538,630 shares of Rexahn Pharmaceuticals common stock outstanding immediately following completion of the Merger. Except as indicated by footnote and subject to community property laws where applicable, each person or entity named in the table has sole voting and investment power with respect to all shares of common stock shown as beneficially owned by him, her or it. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock that will be subject to options held by that person that are exercisable as of May 13, 2005, or will become exercisable within 60 days thereafter are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

	Shares of Rexahn Pharmaceuticals Common Stock Beneficially Owned

Name of Beneficial Owner	Number of Shares		Percentage

Directors and Executive Officers:
Chang H. Ahn*	19,841,660	(1)	47.8%
Young-Soon Park*	9,250,660	(1)(2)	22.3%
Suk Hyung Kwon**	2,210,255	(2)	5.3%
Jang Han Rhee***	2,000,000		4.8%
John Holaday*	67,500	(3)	Less than 1%
David McIntosh*	37,500	(4)	Less than 1%
Inok Ahn*	500,000		1.2%
Tae Heum Jeong*	650,000		1.6%
George F. Steinfels*	—		—
All executive officers and directors as a group (9 persons)	28,096,660		67.5%

Holders of more than 5% of shares:
Korean Rexahn Investors Voting Trust*	6,341,660		15.3%
Rexgene Biotech Co., Ltd.**	4,791,670	(5)	11.5%
Chong Kun Dang Pharmaceutical Corp.***	3,000,000	(5)	7.2%
KT&G Corporation****	2,500,000	(5)	6.0%

*	c/o Rexahn, Corp, 9620 Medical Center Drive, Rockville, MD 20850.

**	4F Wooyoung Venture Bldg. 1330-13, Seocho-dong Seocho-gu, Seoul 137-070, Korea.

***	368, 3-ga, Chungjeong-ro, Seodaemun-gu, Seoul 120-756, Korea.

****	100 Pyongchon-dong, Daedeog-gu, Daejeon 306-130, Korea.

(1)	Includes 6,341,660 shares of Rexahn Pharmaceuticals common stock that are subject to the Korean Rexahn Investors Voting Trust, of which Dr. Ahn and Dr. Park are co-trustees. The voting trust agreement will terminate in July 2008, subject to earlier termination in accordance with its terms. As co-trustees, Dr. Ahn and Dr. Park have the exclusive unqualified right and power to exercise all of the voting rights and powers with respect to the shares which are subject to the voting trust. The voting trust holds Rexahn shares on behalf of approximately sixty individual and institutional owners resident in Korea, none of whom (other than Dr. Park and Mr. Kwon) has investment power with respect to more than 5% of the outstanding shares of Rexahn common stock.

(2)	Includes 166,000 and 114,255 shares of Rexahn Pharmaceuticals common stock as to which Dr. Park and Mr. Kwon, respectively, hold sole investment power subject to the Korean Rexahn Investors Voting Trust.

(3)	Includes Dr. Holaday’s options to purchase 67,500 shares of Rexahn Pharmaceuticals common stock that are currently exercisable.

(4)	Includes Mr. McIntosh’s options to purchase 37,500 shares of Rexahn Pharmaceuticals common stock that are currently exercisable.

(5)	The boards of directors of each of Rexgene, Chong Kun Dang and KT&G, each a Korean corporation, have sole voting and sole investment power as to the shares owned by their respective corporations.

DESCRIPTION OF CAPITAL STOCK

General

             The following description of our capital stock includes a summary of certain provisions of our charter and our bylaws.

             We are authorized to issue (1) 500,000,000 shares of common stock, par value $.0001 per share and (2) 100,000,000 shares of preferred stock, par value $.0001 per share. The authorized shares of our common stock and preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. If the approval of our stockholders is not required, our board of directors may determine not to seek stockholder approval.

             Certain of the provisions of our charter and bylaws described in this Current Report on Form 8-K could have the effect of discouraging transactions that might lead to a change of control of the Company. For example, our charter and bylaws will:

o	require stockholders to provide advance notice of any stockholder nominations of directors or any proposal of new business to be considered at any meeting of stockholders; and

o	preclude stockholders from calling a special meeting of stockholders.

Our Common Stock

             Our charter permits us to issue up to 500,000,000 shares of our common stock.

             Dividends.   Our holders of our common stock are entitled to such dividends as may be declared by our board of directors out of funds legally available therefor. Dividends may not be paid on common stock unless all accrued dividends on preferred stock, if any, have been paid or set aside. In the event of our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share pro rata in the assets remaining after payment to creditors and after payment of the liquidation preference plus any unpaid dividends to holders of any outstanding preferred stock.

             We have never declared or paid any cash dividends on our common stock. We anticipate that any earnings will be retained for development and expansion of our business and we do not anticipate paying any cash dividends in the near future. Our board of directors has sole discretion to pay cash dividends with respect to our common stock based on our financial condition, results of operations, capital requirements, contractual obligations and other relevant factors.

             Voting.   Each holder of our common stock will be entitled to one vote for each such share outstanding in the holder’s name. No holder of our common stock will be entitled to cumulate votes in voting for directors.

             Other Rights. Our charter provides that, unless otherwise determined by our board of directors, no holder of shares of our common stock will have any right to purchase or subscribe for any stock of any class that we may issue or sell.

             Transfer Agent.  Olde Monmouth Stock Transfer Co., Inc., is the transfer agent and registrar for our common stock. Olde Monmouth is located at 200 Memorial Parkway, Atlantic Highlands, N.J.  07716 and its telephone number is (732) 872-2727.

Our Preferred Stock

             Our charter permits us to issue up to 100,000,000 shares of our preferred stock in one or more series and with rights and preferences that may be fixed or designated by our board of directors without any further action by our stockholders. The powers, preferences, rights and qualifications, limitations and restrictions of the preferred stock of any other series will be fixed by the certificate of designation relating to such series, which will specify the terms of the preferred stock, including:

o	the maximum number of shares in the series and the distinctive designation;

o	the terms on which dividends, if any, will be paid;

o	the terms on which the shares may be redeemed, if at all;

o	the terms of any retirement or sinking fund for the purchase or redemption of the shares of the series;

o	the liquidation preference, if any;

o	the terms and conditions, if any, on which the shares of the series shall be convertible into, or exchangeable for, shares of any other class or classes of capital stock;

o	the restrictions on the issuance of shares of the same series or any other class or series; and

o	the voting rights, if any, of the shares of the series.

             Although our board of directors has no intention at the present time of doing so, it could issue a series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt.

Certain Provisions of our Charter and Bylaws

             Our charter and bylaws contain various provisions intended to (1) promote the stability of our stockholder base and (2) render more difficult certain unsolicited or hostile attempts to take us over, which could disrupt us, divert the attention of our directors, officers and employees and adversely affect the independence and integrity of our business.

             Fair Price Provision.  Our charter contains a fair price provision pursuant to which a Business Combination (as defined in our charter) between us or one of our subsidiaries and an Interested Stockholder (as defined in our charter) requires approval by the affirmative vote of the holders of at least a majority of the voting power of all of our outstanding capital stock entitled to vote generally in the election of directors not beneficially owned by Interested Stockholders or their affiliates or associates, voting together as a single class, unless the Business Combination is approved by at least a majority of the Continuing Directors (as defined in our charter) or certain fair price criteria and procedural requirements specified in the fair price provision are met. If either the requisite approval of our board of directors or the fair price criteria and procedural requirements are met, the Business Combination would be subject to the voting requirements otherwise applicable under the Delaware General Corporation Law, which for most types of Business Combinations currently would be the affirmative vote of the holders of a majority of all of our outstanding shares of stock entitled to vote thereon.

             Special Meetings.  Our charter and our bylaws provide that a special meeting of stockholders may be called by a resolution adopted by our board of directors or the chairman of the board. Stockholders are not permitted to call, or to require that the board of directors call, a special meeting of stockholders. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting pursuant to the notice of the meeting given by us. Our bylaws establish an advance notice procedure for stockholders to nominate candidates for election as directors or to bring other business before meetings of our stockholders.

             In addition, our charter provides that our board of directors may make, alter, amend and repeal our bylaws and that the amendment or repeal by stockholders of any of our bylaws would require the affirmative vote of at least a majority of the voting power of all of our outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class.

Shares Eligible For Future Sale

             Upon completion of Merger, we have 41,538,630 shares of common stock outstanding. Of these shares, 47,800 shares of common stock will be freely tradeable without further restriction or further registration under the Securities Act, as amended, except for those shares purchased by an “affiliate” of the company (in general, a person who has a control relationship with the company) which will be subject to the limitation of Rule 144 adopted under the Securities Act. The remaining shares (41,490,830) are deemed to be “restricted securities,” as that term is defined under Rule 144 promulgated under the Securities Act. The “restricted” shares will not be registered under the Securities Act and may be transferred only pursuant to a registration under the Securities Act or pursuant to an available exemption from registration, such as Rule 144 under the Securities Act. Under Rule 144, restricted securities may be sold into the public market, subject to holding period, volume, manner of sale, public information, filing and other limitations set forth under the Rule. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least one year, including any person who may be deemed to be an “affiliate” of ours (i.e., its directors, officers and 10% stockholders), as defined under the Securities Act, is entitled to sell, within any three-month period, an amount of shares that together with all other sales of restricted securities of the same class (including, for “affiliates”, sales of other non-restricted securities of the same class) does not exceed the greater of:

o	the average weekly trading volume in the common stock, as reported through the automated quotation system of a registered securities association, during the four calendar weeks preceding such sale (Note: since our shares trade only on the OTC-BB, this volume measure will not apply), or

o	1% of the shares then outstanding.

             In order for a stockholder to rely on Rule 144, we must have available adequate current public information with respect to its business and financial status. A person who is not deemed to be an affiliate and has not been an affiliate for the most recent three months, and who has held restricted shares for at least two years would be entitled to sell such shares under Rule 144(k) without regard to the various resale limitations of Rule 144.

             Under Rule 144, the one-year holding period will commence as of the effective time of the Merger for the stockholders of Rexahn who receive shares of Rexahn Pharmaceuticals common stock in the Merger. Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

             You should read the following discussion and analysis of our results of operations, financial condition and liquidity in conjunction with our financial statements and the related notes which are incorporated by reference into this Current Report on Form 8-K. Some of the information contained in this discussion and analysis or set forth elsewhere in this Current Report on Form 8-K, including information with respect to our plans and strategies for our business, statements regarding the industry outlook, our expectations regarding the future performance of our business, and the other non-historical statements contained herein are forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements”. You should also review the “Risk Factors” section under this Item 8.01 of this Current Report on Form 8-K for a discussion of important factors that could cause actual results to differ materially from the results described herein or implied by such forward-looking statements.

Overview

             Our company resulted from the merger of Corporate Road Show.Com Inc., a New York corporation incorporated in November 1999, and Rexahn, Corp, a Maryland corporation, immediately after giving effect to our reincorporation as a Delaware corporation under the name “Rexahn Pharmaceuticals, Inc.” In connection with that transaction, a wholly owned subsidiary of ours merged with and into Rexahn, with Rexahn remaining as the surviving corporation and a wholly owned subsidiary of Rexahn Pharmaceuticals. In exchange for their shares of capital stock in Rexahn, the former stockholders of Rexahn received shares of Rexahn Pharmaceuticals common stock representing approximately 91.8% of the outstanding equity of Rexahn Pharmaceuticals after giving effect to the transaction. In addition, the terms of the Merger provided that the board of directors of Rexahn Pharmaceuticals would be reconstituted immediately following the effective time of the transaction such that the directors of Rexahn Pharmaceuticals were replaced by the directors of Rexahn. Further, upon the effective time of the Merger, our historic business was abandoned and the business plan of Rexahn was adopted. The transaction was therefore accounted for as a reverse acquisition with Rexahn as the acquiring party and the Company as the acquired party. Accordingly, when we refer to Rexahn and its business and financial information relating to periods after the Merger, we are referring to the business and financial information of the combined Company and Rexahn, unless the context indicates otherwise.

             Rexahn’s efforts and resources have been focused primarily on acquiring and developing Rexahn’s pharmaceutical technologies, raising capital and recruiting personnel. Rexahn is a development stage company and has no product sales to date and Rexahn will not receive any product sales until it receives approval from the FDA or equivalent foreign regulatory bodies to begin selling its pharmaceutical candidates. Rexahn’s major sources of working capital have been proceeds from various private financings, primarily private sales of Rexahn common stock and debt securities, and collaboration agreements with its strategic investors.

Critical Accounting Policies

             A “critical accounting policy” is one which is both important to the portrayal of Rexahn’s financial condition and results and requires Rexahn’s management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain.

Use of Estimates

             The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires Rexahn’s management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Stock-Based Compensation

             Rexahn accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” and complies with the disclosure provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation.” Stock-based awards issued to non-employees are recorded at their fair values as determined in accordance with SFAS No. 123.

             In Rexahn’s management’s opinion, existing stock option valuation models do not provide a reliable single measure of the fair value of employee stock options that have vesting provisions and are not transferable. In addition, option valuation models require the input of highly subjective assumptions, and changes in such subjective assumptions can materially affect the fair value estimate of employee stock options.

Recently Issued Accounting Standards

             In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123R”). SFAS No. 123R requires Rexahn to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. The cost of the employee services is recognized as compensation cost over the period that an employee provides service in exchange for the award. SFAS No. 123R will be effective January 1, 2006 for Rexahn and may be adopted using a modified prospective method or a modified retrospective method. Although Rexahn has not yet completed an analysis to quantify the exact impact the new standard will have on its future financial performance, the notes to the financial statements of Rexahn for the year ended December 31, 2004 provide detail as to Rexahn’s financial performance as if Rexahn had applied the fair value-based method and recognition provisions of SFAS No. 123R to stock-based employee compensation to the current reporting periods.

             In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS No. 150 requires that issuers classify as liabilities the following three types of freestanding financial instruments: (1) mandatory redeemable financial instruments, (2) obligations to repurchase the issuer’s equity shares by transferring assets and (3) certain obligations to issue a variable number of shares. The Company adopted SFAS No. 150 for the year ended December 31, 2003. The adoption of SFAS No. 150 did not have a material impact on the financial position or results of operations of Rexahn.

Going Concern

             Rexahn’s independent auditors have included an explanatory paragraph in their audit report issued in connection with Rexahn’s financial statements, which states that Rexahn’s recurring operating losses since inception raise substantial doubt about its ability to continue as a going concern. Rexahn’s financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts or classification of liabilities that might be necessary should Rexahn be unable to continue as a going concern. For the foreseeable future, Rexahn will have to fund all of its operations and capital expenditures from the net proceeds of any equity or debt offerings, cash on hand, licensing fees and grants. Although Rexahn plans to pursue additional financing, there can be no assurance that Rexahn will be able to secure financing when needed or to obtain such financing on terms satisfactory to Rexahn, if at all. If Rexahn is unable to secure additional financing in the future on acceptable terms, or at all, Rexahn may be unable to complete planned pre-clinical and clinical trials or obtain approval of its drug candidates from the FDA and other regulatory authorities. In addition, Rexahn could be forced to reduce or discontinue product development or product licensing, reduce or forego sales and marketing efforts and forego attractive business opportunities in order to improve its liquidity to enable it to continue operations.

Results of Operations

Comparison of the Year Ended December 31, 2004 andthe Year Ended December 31, 2003

Total Revenues

             During 2003 Rexahn entered into a collaborative research agreement with Rexgene Biotech Co., Ltd. (“Rexgene”), a minority shareholder. Rexgene is engaged in the development of pharmaceutical products in Asia and has agreed to assist Rexahn with the research, development and clinical trials necessary for registration of Rexahn’s RX-0201 drug candidate in Asia. This agreement provides Rexgene with exclusive rights to license, sublicense, make, have made, use, sell and import RX-0201 in Asia. A one time contribution to the joint development and research of RX-0201 of $1,500,000 was paid to Rexahn in 2003 in accordance with the agreement. The amount of revenue from this contribution will be recognized as income over the term of this agreement which terminates at the later of 20 years or the term of the patent on the licensed product. Rexahn uses 20 years as the basis for recognition and accordingly $75,000 was included in revenues in each of fiscal 2004 and 2003 and the remaining $1,250,000 is reflected as deferred revenue on the balance sheet as of December 31, 2004. Rexahn adopted Staff Accounting Bulletin No. 104, “Revenue Recognition — Nonrefundable Upfront Fees” with respect to the accounting for this transaction. These fees are to be used in the cooperative funding of the costs of development of RX-0201.

             In fiscal 2004, Rexahn recorded $57,463 of interest income from the investment of its cash and cash equivalents and other short-term investments, compared to $32,935 recorded in fiscal 2003. The increase of $24,528 or 74.5%, was primarily due to the higher interest rates earned on its cash and cash equivalents and higher returns on short-term investments in 2004 compared to 2003.

General and Administrative Expenses

             General and administrative expenses consist primarily of salaries and related expenses for executive, finance and other administrative personnel, recruitment expenses, professional fees and other corporate expenses, including business development and general legal activities.

             General and administrative expenses increased $619,697, or 47.2%, from $1,312,750 in fiscal 2003 to $1,936,673 in fiscal 2004. The increase was due primarily to an increase in the number of employees of Rexahn and salary increases for existing employees, as well as professional fees incurred in connection with its efforts to effect a reverse merger transaction, including legal, accounting and public relations.

Research and Development Expenses

             Research and development expenses consist primarily of salaries and related personnel costs, fees paid to consultants and outside service providers for laboratory development and other expenses relating to the design, development, testing, and enhancement of Rexahn’s drug candidates. Rexahn expenses its research and development costs as they are incurred.

             Research and development expenses increased $198,201, or 20.3%, from $977,724 in fiscal 2003 to $1,175,925 in fiscal 2004. The increase was due primarily to Rexahn’s entering into additional development-oriented collaboration agreements in the 2004 period related to the Phase I clinical trials for RX-0201 and the movement of its RX-0047, RX-0183 and RX-3117 drug candidates into the pre-clinical trial phase of development. Rexahn expects that research and development expenses will continue to increase as its drug candidates move into the clinical trials phases of development.

Stock Option Compensation Expense

             Rexahn’s results include non-cash compensation expense as a result of stock option grants. Rexahn accounts for stock-based employee compensation arrangements in accordance with the provisions of APB Opinion No. 25, “Accounting for Stock Issued to Employees” and complies with the disclosure provisions of SFAS No. 123, “Accounting for Stock-Based Compensation.” Compensation expense for options granted to employees represents the difference between the fair market value of Rexahn’s common stock and the exercise price of the options at the date of grant. This amount is being recorded over the respective vesting periods of the individual stock options. Rexahn expects to record additional non-cash compensation expense in the future, which may be significant. Compensation for options granted to non-

employees has been determined in accordance with SFAS No. 123 as the fair value of the equity instruments issued.

             In 2003 Rexahn’s board of directors adopted and Rexahn’s shareholders approved the Rexahn, Corp Stock Option Plan. Under the plan, Rexahn issued options to employees and non-employees during fiscal 2004 and incurred a compensation expense of $230,770. During fiscal 2003, Rexahn incurred a compensation expense of $538,074 for options issued to employees and non-employees.

Patent Fees

             Rexahn’s patent fees decreased $2,292, or 19.0%, from $12,040 in fiscal 2003 to $9,748 in fiscal 2004. The decrease was due primarily to a decrease in the number of patent filings made during the 2004 period compared to fiscal 2003.

Depreciation

             Depreciation expense increased $12,079, or 28.5%, from $42,422 in fiscal 2003 to $52,789 in fiscal 2004. The increase was due primarily to a move to a new facility in 2004 and the related purchase of new laboratory equipment.

Research and Development Projects

             Research and development expenses are expensed as incurred. Research and development expenses consist primarily of salaries and related personnel costs, costs to acquire pharmaceutical products and product rights for development and amounts paid to contract research organizations, hospitals and laboratories for the provision of services and materials for drug development and clinical trials. Costs incurred in obtaining the license rights to technology in the research and development stage and that have no alternative future uses are expensed as incurred. Rexahn’s research and development programs are related to its four lead drug candidates, RX-0201, RX-0047, RX-0183 and RX-3117.

             Rexahn has allocated direct and indirect costs to each program based on certain assumptions and its review of the status of each program, payroll-related expenses and other overhead costs based on estimated usage of each by each program. Each of Rexahn’s lead drug candidates is in various stages of completion as described below. As Rexahn expands its clinical studies, it will enter into additional development agreements. Significant additional expenditures will be required if Rexahn completes its clinical trials, starts new trials, applies for regulatory approvals, continues development of its technologies, expands its operations and brings its products to market. The eventual total cost of each clinical trial is dependent on a number of uncertainties such as trial design, the length of the trial, the number of clinical sites and the number of patients. The process of obtaining and maintaining regulatory approvals for new therapeutic products is lengthy, expensive and uncertain. Because the successful development of its most advanced drug candidate, RX-0201, is uncertain, and because RX-0047, RX-0183 and RX-3117 are in early-stage development, Rexahn is unable to estimate the costs of completing its research and development programs, the timing of bringing such programs to market and, therefore, when material cash inflows could commence from the sale of these drug candidates. If these projects are not completed as planned, Rexahn’s results of operations and financial condition could be negatively affected and if Rexahn is unable to obtain additional financing to fund these projects, it may not be able to continue as a going concern.

             RX-0201

             RX-0201 is currently Rexahn’s leading drug candidate and has been in a Phase I clinical trial at Georgetown University’s Lombardi Cancer Center since September 2004. The costs incurred for the clinical trial to date have been approximately $750,000. As the main purpose of this clinical trial is to establish the safety of RX-0201, the parameters that determine the completion of this project are a direct function of the safety profile of this compound in humans. As this is the first time that RX-0201 has been administered to humans, the safety profile in humans in unknown and therefore, the number of doses required to determine the dosage at which the FDA safety endpoints are met are estimates. If more doses are required than estimated, completion of the Phase I clinical trials may be delayed. Therefore, the costs, timing and efforts necessary to complete this program also are estimates. Rexahn currently estimates that the completion of the Phase I clinical trial will require approximately $300,000 and this Phase I clinical trial is anticipated to be completed during the third quarter of 2005.

             RX-0047, RX-0183 and RX-3117

             RX-0047, RX-0183 and RX-3117 are all in a pre-clinical stage of development and the next scheduled program for each compound is a pre-clinical toxicology study required prior to submission of an IND application to the FDA. The costs incurred for development of these compounds to date has been approximately $450,000 for RX-0047, $300,000 for RX-0183 and $250,000 for RX-3117. The estimated cost to complete each toxicology study is estimated to be approximately $650,000 per compound for a total of $1,950,000. These compounds will be entered into these toxicology trials, with the estimated completion dates for each of RX-0047, RX-0183 and RX-3117 to be in the third quarter of 2005, first quarter of 2006 and second quarter of 2006, respectively.

             The conduct of the clinical trial and toxicology studies described above are being accomplished in conjunction with third-party CROs at external locations. This business practice is typical for the pharmaceutical industry and companies like Rexahn. As a result, the risk of completion or delay of these studies is not within direct control of Rexahn and a program delay may occur due to circumstances outside Rexahn’s control. A delay in any of these programs may not necessarily have a direct impact on the daily operations at Rexahn. However, to the extent that a delay results in additional cost to Rexahn, a higher than expected expense may result.

Liquidity and Capital Resources

             Cash used in operating activities was $2,880,625 in fiscal 2004 compared to $579,523 in fiscal 2003. Fiscal 2004 operating cash flows reflect Rexahn’s loss from continuing operations of $3,273,442, offset by non-cash charges of $283,559 and a net increase in cash components of working capital of $184,258. Non-cash charges consist of depreciation of $52,789 and stock option compensation expense of $230,770. The increase in working capital primarily consists of a $189,486 increase in accounts payable. Fiscal 2003 operating cash flows reflect Rexahn’s loss from continuing operations of $2,775,075, offset by non-cash charges of $580,496 and a net increase in cash components of working capital of $190,056. Non-cash charges consist of depreciation of $42,422 and stock option compensation expense of $538,074. The increase in working capital primarily consists of a $197,823 increase in accounts payable.

             Cash provided by investing activities of $1,878,712 in fiscal 2004 consist of the return of capital on short-term investments of $2,000,000, offset by capital expenditures of $121,288 for the purchase of equipment. Cash used in investing activities of $2,037,093 in fiscal 2003 reflect short-term investments of $2,000,000 and capital expenditures of $37,093 for the purchase of equipment. Cash provided by financing activities of $2,000,000 in fiscal 2003 consisted of proceeds from the issuance of Rexahn common stock in financing transactions. Cash provided by financing activities of $1,800 in fiscal 2004 consisted of proceeds from the issuance of Rexahn common stock upon exercise of Rexahn stock options.

             For the years ended December 31, 2004, 2003 and 2002, Rexahn experienced net losses of $3,273,442, $2,775,075 and $1,181,157, respectively. Rexahn’s accumulated deficit as of December 31, 2004, 2003 and 2002 were $7,854,783, $4,581,341 and $1,806,266, respectively. Rexahn’s independent auditors have included an explanatory paragraph in their audit opinions issued in connection with Rexahn’s financial statements which states that Rexahn’s recurring operating losses since inception raise substantial doubt about its ability to continue as a going concern.

             Rexahn has financed its operations since inception primarily through equity financings. During fiscal 2004, Rexahn had a net decrease in cash and cash equivalents of $1,000,113. This decrease primarily resulted from net cash used in operating activities of $2,880,625 in fiscal 2004. Total cash resources as of December 31, 2004 were $1,015,979 compared to $2,016,092 at December 31, 2003.

             For the foreseeable future, Rexahn will have to fund all of its operations and capital expenditures from the net proceeds of any equity or debt offerings, cash on hand, licensing fees and grants. Although Rexahn has plans to pursue additional financing, there can be no assurance that Rexahn will be able to secure financing when needed or obtain such financing on terms satisfactory to Rexahn, if at all, or that any additional funding Rexahn does obtain will be sufficient to meet its needs in the long term.

             In February 2005, Rexahn completed a private placement of $3.85 million aggregate principal amount of its convertible notes to certain existing non-U.S. Rexahn shareholders in a transaction exempt from registration pursuant to Regulation S under the Securities Act. The convertible notes are convertible into or exchangeable for shares of Rexahn common stock with a conversion price equal to the lesser of $5.00 and a floating price determined by the average of three lowest current market prices in the 40-calendar-day period immediately preceding conversion. In the Merger, the convertible notes will be assumed by Rexahn Pharmaceuticals and become convertible into or exchangeable for shares of Rexahn Pharmaceuticals common stock, with the conversion price adjusted to reflect the merger ratio in the Merger.

Contractual Obligations

             In April 2004, Rexahn entered into an office lease for a period of five years, commencing on July 1, 2004 and ending on June 30, 2009. The minimum rent increases at the end of each lease year by 3% of the rent amount that is then currently being paid. Minimum annual lease payments for the 2005 to 2009 years are as follows: $203,761; $209,874; $216,170; $222,656; and $112,973.

             On September 1, 2003 Rexahn entered into an agreement for The University of Texas to perform research on behalf of Rexahn with respect to RX-0201 and RX-0047. On June 1, 2004 Rexahn extended the agreement to be carried out through February 28, 2005. As consideration for the services Rexahn paid a total of $78,069, of which $14,356 was paid during the first quarter of 2005.

             On September 24, 2003 Rexahn entered into an agreement with Amarex, LLC to obtain services to assist in the product development of RX-0201 during clinical trials. The cost of these services is based on estimated hours to complete the study and is $239,337. 25% was due upon execution of the contract and the remaining amount is due in four equal payments every 5 months with the final payment due upon acceptance of the clinical study report. At December 31, 2004, Rexahn had paid a total of $194,461 with the balance of $44,876 due in May 2005. On November 19, 2004 Rexahn amended its September 2003 agreement with Amarex, LLC providing for additional services to be performed that were not included in the original agreement. The total cost of these services is $67,011, of which $16,753 was paid upon execution of the agreement in 2004, $25,129 is due during 2005, $12,565 is due in January 2006 and $12,565 is due upon acceptance of the final clinical study report.

             In April 2004, Rexahn entered into a clinical development agreement with Georgetown University with an effective period from April 5, 2004 through April 5, 2006. The total estimated costs of the program is $223,126, based on the fees and the enrolment and completion of 20 patients and is payable based on the progress of the treatment over the effective period of the agreement. During the year, Rexahn paid $17,426 towards the cost of this program.

             On August 17, 2004 Rexahn entered into an agreement for Formatech Inc. to monitor and perform stability studies on Rexahn’s drug candidate, RX-0201. The total costs of these services is $46,700, of which $22,900 was paid in 2004, $15,600 is due during 2005 and $8,200 is due during 2006. On August 20, 2004 Rexahn entered into a quality testing agreement with Formatech Inc. The total costs of these services is $15,000, of which $7,500 was paid during 2004 and $7,500 is due in August 2005.

             Although Rexahn currently believes that its cash and cash equivalents (including the proceeds of its February 2005 financing) will be sufficient to meet its minimum planned operating needs for the next 12 months, including the amounts payable under the contractual commitments described above, as its drug candidates move into the clinical trials phase of development, Rexahn expects to enter into additional agreements of the same type, which may require additional contractual commitments. These additional commitments may have a negative impact on Rexahn’s future cash flows.

Current and Future Financing Needs

             Rexahn has incurred negative cash flow from operations since it started its business. Rexahn has spent, and expect to continue to spend, substantial amounts in connection with implementing its business strategy, including its planned product development efforts, its clinical trials, and its research and discovery efforts. Based on Rexahn’s current plans and its capital resources (including the proceeds of its February 2005 financing), Rexahn believes that its cash and cash equivalents will be sufficient to enable it to meet its minimum planned operating needs for at least the next 12 months, which would entail focusing Rexahn’s resources on Phase I and Phase II clinical trials of RX-0201 and slowing down product development of other drug candidates. Over the next 12 months Rexahn expects to spend a minimum of approximately $3 million on clinical development for Phase I and Phase II clinical trials of RX-0201 (including its commitments described under “— Contractual Commitments”), $1.5 million on general corporate expenses, and $250,000 on facilities rent. Following completion of the Merger, Rexahn may seek additional financing to implement and fund longer-term product development, clinical trial and research and development efforts to the maximum extent of its operating plan, including pre-clinical studies and Phase I clinical trials for RX-0047 and in-vivo animal and pre-clinical studies and Phase I clinical trials for RX-0183, RX-3117 and other new product candidates, as well as other research and development projects, which together with the minimum operating plan for the next 12 months, could aggregate $20 million through the first quarter of 2007.

             However, the actual amount of funds Rexahn will need to operate is subject to many factors, some of which are beyond Rexahn’s control. These factors include the following:

o	the progress of Rexahn's product development activities;

o	the number and scope of Rexahn's product development programs;

o	the progress of Rexahn's pre-clinical and clinical trial activities;

o	the progress of the development efforts of parties with whom Rexahn has entered into collaboration agreements;

o	Rexahn's ability to maintain current collaboration programs and to establish new collaboration arrangements;

o	the costs involved in prosecuting and enforcing patent claims and other intellectual property rights; and

o	the costs and timing of regulatory approvals.

Item 9.01.  Financial Statements and Exhibits.

(a)         Financial Statements of Business Acquired.

             The following report and audited financial statements of Rexahn are incorporated by reference to Appendix D to the Company’s definitive Proxy Statement on Schedule 14A dated April 29, 2005 (the “Proxy Statement”):

(i)	Report of Independent Auditors dated February 25, 2005;

(ii)	Balance Sheets at December 31, 2004 and December 31, 2003

(iii)	Statements of Operations for the years ended December 31, 2004 and December 31, 2003;

(iv)	Statements of Changes in Stockholders’ Deficiency for the period from March 19, 2001 (Inception) to December 31, 2004;

(v)	Statements of Cash Flows for the years ended December 31, 2004 and December 31, 2003; and

(vi)	Notes to Financial Statements.

(b)         Pro Forma Financial Information.

             The following unaudited pro forma financial information of the Company is incorporated by reference to Appendix E to the Proxy Statement:

(i)	Unaudited Pro Forma Combined Balance Sheet at December 31, 2004;

(ii)	Unaudited Pro Forma Combined Statement of Deficit for the year ended December 31, 2004; and

(iii)	Notes to Unaudited Pro Forma Combined Financial Statements.

(c)         Exhibits.

2.1	Agreement and Plan of Merger dated as of January 20, 2005 by and among CPRD, CRS Merger Sub, Inc., CRS Delaware, Inc. and Rexahn, Corp (incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K filed on January 21, 2005).

2.2	Agreement and Plan of Merger by and between CPRD and CRS Delaware, Inc. dated as of January 20, 2005 (incorporated by reference to Exhibit 2.2 to the Company’s Current Report on Form 8-K filed on January 21, 2005).

3.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Appendix G to the Proxy Statement).

3.2	Amended and Restated Bylaws of the Company (incorporated by reference to Appendix H to the Proxy Statement).

99.1	Press Release of Company dated May 16, 2005.

SIGNATURES

             Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REXAHN PHARMACEUTICALS, INC. (Registrant)
By	/s/ Chang H. Ahn

Chang H. Ahn President and Chief Executive Officer

Date:  May 16, 2005

EXHIBIT INDEX

(c)         Exhibits.

99.1	Press Release of the Company dated May 16, 2005.